PROSPECTUS

                             OBJECTSOFT CORPORATION


          1,086,963 Shares of Common Stock and 412,500 Class A Warrants
                     issuable upon the exercise of Warrants

           This Prospectus relates to (i) 1,086,963 shares of the common stock, par value $.0001 per share (the "Common Stock"), of ObjectSoft Corporation (the "Company") and (ii) 412,500 Redeemable Class A Warrant (the "Class A Warrants") of the Company. Such shares of Common Stock and Class A Warrants are collectively referred to herein as the "Selling Securityholder Securities," and the holders of the Selling Securityholder Securities and the warrants exercisable for certain of the Selling Securityholder Securities are collectively referred to herein as the "Selling Securityholders." The 412,500 Class A Warrants and 412,500 of the shares of Common Stock are issuable, in the form of units (the "Units"), each Unit consisting of one share of Common Stock and one Class A Warrant. The Units are issuable upon the exercise of (1) 375,000 warrants (the "Bridge Warrants") issued to investors in a private placement by the Company in April through June, 1996 (the "Bridge Loan Offering") and (2) 37,500 warrants issued to Renaissance Financial Securities Corporation ( the "Underwriter") in its capacity as placement agent of the Bridge Loan Offering (the "Placement Agent's Warrant"). Of the other 674,463 shares of Common Stock to which this Prospectus is related, (1) 273,001 shares are issued and outstanding and were issued to investors in a private placement by the Company in July and August 1996 (the "July 1996 Offering"), (2) 182,004 shares are issuable upon the exercise of warrants issued to the investors in the July 1996 Offering ( the "July 1996 Warrants"), (3) 45,500 shares are issuable upon the exercise of a warrant (and the July 1996 Warrants issuable upon the exercise thereof) issued to Win Capital Corporation ("Win Capital") in its capacity as placement agent of the July 1996 Offering (the "July Placement Warrant"), (4) 43,333 shares are issuable upon the exercise of warrants originally issued to a former executive officer of the Company (the "Officer Warrants"), (5) 90,625 shares are held by certain investors in connection with certain private placements in 1992 and 1993 (the "Investor Shares"), and (6) 40,000 shares are held by certain stockholders of the Company. See "Selling Securityholders" and "Plan of Distribution." Certain of the Selling Securityholders (other than the Underwriter) have agreed not to sell any Selling Securityholder Securities for a period of 12 months commencing November 12, 1996 without the prior written consent of the Underwriter with respect to the Company's initial public offering in November 1996 (the "Offering"). See "Plan of Distribution" and "Concurrent Public Offering."

           The shares of Common Stock and Class A Warrants that comprise the Units are immediately detachable and separately transferable. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.50 per share, subject to adjustment, at any time commencing November 11, 1997 until November 11, 2001. The Class A Warrants are redeemable by the Company at a price of $.10 per Class A Warrant commencing one year after the date of this Prospectus (or earlier with the prior consent of the Underwriter), on not less than 30 days prior written notice to the holders thereof, provided the average closing bid quotation of the Common Stock as reported on the NASDAQ SmallCap Market ("NASDAQ"), if traded thereon, or if not traded thereon, the average closing bid quotation of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 130% of the then current exercise price of the Class A Warrants (initially, $8.45 per share), for a period of 20 consecutive trading days ending within 15 days of the date on which the Company gives notice of redemption. The Class A Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.
See  "Description of Securities - Class A Warrants."

           The Selling Securityholder Securities may be sold from time to time by the Selling Securityholders or by their transferees. The distribution of the Selling Securityholder Securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders. Then Selling Securityholders may, but are not obligated to, effect transactions through or to the Underwriter.

           The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933 (the "Securities Act") with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

           The Company will not receive any of the proceeds from the sale of the Selling Securityholder Securities by the Selling Securityholders. In the event the Placement Agent's Warrant and all of the Bridge Warrants and the other warrants exercisable to acquire shares of Common Stock are exercised in full, the Company will receive gross proceeds of $5,226,685. See "Selling Securityholders" and "Plan of Distribution."

           On the date of this Prospectus, a post effective amendment to a registration statement under the Securities Act with respect to the offering by the Company of 1,366,050 shares of Common Stock and 1,366,050 Class A Warrants (the "Concurrent Public Offering"), was declared effective by the Securities and Exchange Commission (the "Commission"). See "Concurrent Public Offering."

           AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. See "Risk Factors" immediately following the "Prospectus Summary" section.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 22, 1997

                             ----------------------
                                TABLE OF CONTENTS
                             ----------------------
                                      Page

Prospectus Summary.............................................................5
Risk Factors...................................................................9
Dividend Policy...............................................................20
Capitalization................................................................21
Market for Registrant's Common Equity and Related Stockholder Matters.........22
Selected Financial Data.......................................................23
Management's Discussion and Analysis of Financial Condition
 and Results of Operations....................................................24
Glossary......................................................................27
Business......................................................................29
Management....................................................................43
Principal Stockholders........................................................51
Selling Securityholders.......................................................53
Plan of Distribution..........................................................58
Concurrent Public Offering....................................................58
Certain Transactions..........................................................59
Description of Securities.....................................................60
Shares Eligible for Future Sale...............................................65
Legal Matters.................................................................66
Experts.......................................................................66
Additional Information........................................................66
Index to Financial Statements................................................F-1

           The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material may also be obtained by mail from the Public Reference Section of the Commission at prescribed rates. Electronic registration statements made though the Electronic Data Gathering Analysis and Retrieval ("EDGAR") System are publicly available through the Commission's Website (http://www.sec.gov).
See "Additional Information."

The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

ObjectSoft(TM), SmartStreet(TM), SmartSign(TM), OLEBroker(TM), and CafeOLE(TM) are trademarks of the Company. This Prospectus also includes other trademarks and trade names of the Company and trademarks, service marks and trade names of other companies, including ActiveX(TM), a trademark of Microsoft Corporation ("Microsoft").

CALIFORNIA RESIDENTS

           WITH RESPECT TO SALES OF THE SECURITIES BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH SECURITIES MAY BE SOLD ONLY TO: (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933,
(2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY OF 1940, PENSION AND PROFIT-SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING OR (3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY, OR (4) ANY PERSON WHO (A) HAS AN INCOME OF $60,000 AND A NET WORTH OF $60,000, OR (B) HAS A NET WORTH OF $125,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY WILL BE DEEMED TO REPRESENT BY SUCH PURCHASE THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES, THAT IT WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITIES TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION, WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

TEXAS RESIDENTS

           WITH RESPECT TO SALES OF THE SECURITIES BEING OFFERED HEREBY TO TEXAS RESIDENTS, SUCH SECURITIES MAY BE SOLD ONLY TO: (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933; (2) BANK, TRUST COMPANY, BUILDING AND LOAN ASSOCIATION, INSURANCE COMPANY, SURETY OR GUARANTY COMPANY, SAVINGS INSTITUTION, INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, SMALL BUSINESS COMPANY AS DEFINED IN THE SMALL BUSINESS INVESTMENT ACT OF 1958 PROVIDED THE SECURITIES ARE PURCHASED BY SUCH INSTITUTION FOR ITS OWN ACCOUNT OR AS A BONA FIDE TRUSTEE OF A TRUST ORGANIZED AND EXISTING OTHER THAN FOR THE PURPOSE OF ACQUIRING THE SECURITIES; (3) ANY QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN SEC RULE 144A; OR (4) ANY
CORPORATION, PARTNERSHIP, TRUST, ESTATE OR OTHER ENTITY (OTHER THAN AN INDIVIDUAL) HAVING A NET WORTH OF NOT LESS THAN $5,000,000 OR A WHOLLY-OWNED SUBSIDIARY OF SUCH ENTITY, NOT FORMED FOR THE PURPOSE OF ACQUIRING THE SECURITIES. EACH TEXAS RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY WILL BE DEEMED TO REPRESENT BY SUCH PURCHASE THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES, THAT IT WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITIES TO A TEXAS RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION, WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE. IN ADDITION, THE COMPANY HAS INSTRUCTED ITS TRANSFER AGENT, FOR A PERIOD ENDING ON THE SECOND ANNIVERSARY DATE THE CITY AGREEMENT REFERRED TO IN THIS PROSPECTUS, NOT TO PERMIT ANY TRANSFER, WHETHER OR NOT BY A TEXAS RESIDENT, TO A TEXAS RESIDENT UNLESS THE TRANSFEREE REPRESENTS IN WRITING THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all of the information contained herein assumes that the Underwriter's Unit Purchase Option is not exercised and that no other outstanding options or warrants to purchase Common Stock are exercised. To aid the reader, a Glossary of technical terms has been included on page 27 of this Prospectus.


                                   THE COMPANY


           The Company currently provides information and services through Interactive Public Access Terminals ("IPATs" or "Kiosks"), known as SmartStreet(TM), that combine the advantages of local and wide network technology. Like an intranet, the communication between the IPAT and its servers is accomplished over private, secure lines. Like an internet, it enables an organization to interact with the general public, not just its own employees and customers. Generally, the IPATs have been installed in high density pedestrian traffic areas. The Company anticipates that revenues from the IPATs will be provided by leasing fees paid by advertisers and service providers and by usage fees paid by consumers who obtain services through the IPATs.

           Prior to 1996, the Company's activities consisted primarily of consulting, writing, training and custom software development for various corporate and government clients, including Microsoft Corporation ("Microsoft") for which it produced technical papers and provided consulting services. In performance of these activities, the Company developed skills in rapid application development and a base of courseware and reusable software objects to which it retains title. In 1995, the Company decided to direct these skills and its expanding body of reusable software objects toward the development of services through which it can derive revenue on a "per transaction" basis. It initially developed and operated OLEBroker(TM), an Internet-based subscription service that allows customers to search its database of information about software objects, find the information needed and at the customer's option, purchase needed objects on-line. The Company discontinued active marketing of OLEBroker(TM) at the end of 1996 in order to concentrate on its IPAT- and Internet-related businesses. However, in connection with the development of OLEBroker(TM), the Company developed significant additional software objects, which it then used in the development of technology for the IPAT and Internet service delivery programs. The Company anticipates that the IPAT and Internet service delivery programs will constitute the most significant part of its business. It may continue to engage in consulting activities as resources permit. In selecting consulting opportunities, the Company will focus primarily on assignments in connection with the sale of IPAT services or that can otherwise enhance its skill base.

           In early 1996, as part of its IPAT Demonstration Project, the City of New York (the "City") entered into an agreement with the Company (the "City Agreement") to develop public IPATs to be located in City offices and other public locations in an effort to expedite transactions with the City. Under the City Agreement, the City agreed to lease the first five IPATs, and the Company may deploy additional IPATs throughout the New York City area at its own risk and expense, subject to City approval of IPAT locations. The first five IPATs were deployed in New York City in July 1996. A sixth IPAT was installed in August, 1997. All IPATs providing City services for information, whether operated by the Company or other suppliers, carry the City's CityAccess(TM) logo. Pursuant to the City Agreement, the Company has developed IPATs through which members of the public can obtain access to the records of the Department of Buildings, certain Department of Health services, including obtaining copies (for a fee) of birth certificates, death certificates and dog licenses, obtaining public health information, and registering for certain courses offered by the Department of Health. Information on City government, directional information and information about New York City's events, museums, tourist attractions, shopping and similar matters is provided without fee. The City has recently requested pricing information for extending the City Agreement to include an additional 12 to 36 IPATs to be installed in the third quarter of 1997. However, there can be no assurance that a contract for this extension will ultimately be entered into.

           The Company's goal in designing the SmartStreet(TM) IPATs was to maximize potential use by developing software that would be inviting and easy to use. The IPATs are designed so that a potential user is attracted to the IPAT by digital videos played from the upper monitor. Initially these videos will include an "attract loop," narrated by the noted actor Tony Randall (currently Director of the National Repertory Theater) and a message from Mayor Rudolph W. Giuliani, as well as "spot" advertisements. The attract loop explains what can be done with the IPATs and how to use them, and shows people from many walks of life using them successfully.

           The IPATs are configured to permit the Company to offer additional services provided either by the Company or third parties and to sell advertising on such IPATs. The City Agreement requires the Company to pay to the City 50% of advertising and third party service revenues from the first five IPATs and 15% of such revenues from such additional IPATs that carry the CityAccess logo. The Company plans to exercise these rights and to actively solicit additional service providers and advertisers. The Company will seek to provide SmartStreet(TM) services to other municipalities, states and government agencies and to organizations in the private sector that provide a large volume of information, records and documents to the public. The Company may also seek to enter into agreements with the City and other customers to provide information and services over the Internet, in order to significantly expand the accessibility of such information and services. To date, the Company has not entered into any agreements to offer any of the foregoing additional services or products.

           In connection with the development of the IPATs and the deployment and operation of the first five IPATs, the City agreed to pay to the Company an aggregate of $661,080, of which $361,080 is payable in the form of monthly payments of $30,090 ($6,018 per IPAT), which were commenced as of August 1, 1996, and the balance of $300,000 is payable in partial amounts as certain milestones in the development, deployment and operation of the IPATs are achieved, of which $279,000 has been earned prior to September 30, 1997.

           For the first 43 weeks the Company's IPATs were used an average of 2,434 times per week. In recent weeks average usage has exceeded 4,000 uses per week. In the most recent week for which figures are available, the Company's IPATs averaged 805 uses per week each. In comparison, IPATs of the other two participants in the demonstration project averaged 294 and 787 uses each. The City has indicated that it intends to extend the contract through the end of 1998.

           The Company may also receive transaction fees in connection with the use of the IPATs by the public to obtain documents or certain other services. As of May 31, 1997, the first five IPATs were available only to provide City information and did not provide transaction services or carry any paid advertising or third party services. Consequently, no revenues have been generated to date by user transactions or advertising. The amount of future transaction and advertising revenues, if any, will depend on user and advertiser acceptance of the IPATs.

           In August 1997, ObjectSoft announced the development and immediate availability of SmartSign(TM), a modular line of IPATs contained in an enclosure that is only 7-1/2" in depth, with each module weighing less than 70 lbs., making the units suitable for regular shipment through UPS and Federal Express.

           The modules  initially consist of (a) a Pentium class processor unit,
(b) an active-matrix touch screen, with optional sealed heavy-duty keyboard, and optional credit card reader, (c) a printer unit with page printer and optional receipt printer, (d) a light-box advertising module with optional plasma display, and (e) an optional touch-sensitive light-box. Although a working unit has been delivered and is operational, there can be no assurances that there will be any commercial sales of this line.

           As of September 30, 1997 no revenues have been generated by user transactions or advertising. The IPATs became available to support on-line inquiries into City databases as of June, 1997.

           Recently, the Walt Disney Company agreed to a trial with advertising of the IPATs installed in New York.

           Pursuant to the City Agreement, the Company has the right to install additional IPATs in the City, at the Company's risk and expense and subject to certain conditions including site approval by the City. The City will not be required to pay additional monthly payments for such IPATs, but it is anticipated, although there can be no assurance, that use by the public will generate transaction fees. The Company had commenced evaluating potential sites and will seek to install up to 25 additional IPATs over the next year. The first of these additional IPATs was installed in July 1997 in the Museum of Science in Queens.

           At the time the City Agreement with the Company was executed, the City also signed similar agreements with two other companies for additional
IPATs. The City expects to evaluate its success with this program and, if it deems it successful, to issue a Request for Proposals for competitive bidding to supply additional IPATs throughout the City.

           The Company has established a strategic relationship with Microsoft that it believes is important to its sales, marketing and support activities, as well as to its product development efforts relating to its IPATs. Microsoft supports the Company in marketing its public access services, and has informally agreed to exhibit the Company's IPATs in Microsoft displays at various trade shows. It has also issued statements that included favorable references relating to the Company's products. Microsoft has also entered into various non-disclosure agreements with the Company with respect to unannounced Microsoft products, under which the Company has the opportunity to have advance knowledge of software technology being developed by Microsoft. Microsoft has also provided, and continues to provide, fee-based consulting services to the Company through Microsoft Consulting. Since 1994, the Company has served as the exclusive regional host and sponsor of Microsoft Developer Days, an ongoing series of technical conferences organized and operated by Microsoft. The most recent conference was held on March 19, 1997. The conference attracted over 5,000 paid registrants and was completely sold out. The Company has also produced technical papers for, and provided consulting services to, Microsoft. The next conference is expected to be held in February, 1998.

           The Company intends to market IPATs to other municipalities, government agencies and organizations in the private sector. In the future, the Company may seek to make its transactional services available over the Internet and to make the Internet available from the Company's public IPATs. Recently, the Company was the successful bidder in Seattle, Washington, for the installation of eight IPATs providing information regarding ferry service.

           ObjectSoft Corporation was incorporated in Delaware in January 1996 and is the surviving corporation of the merger on January 31, 1996 (the "Merger") between it and its predecessor, ObjectSoft Corporation, a New Jersey corporation ("ObjectSoft-NJ"), which was incorporated in December 1990. The sole purpose of the Merger was to effect a change of the corporate domicile of ObjectSoft-NJ to Delaware. The Company was organized as a wholly-owned subsidiary of ObjectSoft-NJ; prior to the Merger, the Company conducted no business unrelated to its organization or to effecting the Merger. Throughout this Prospectus, the "Company" will, unless the context otherwise requires, include ObjectSoft-NJ.

           The Company's executive offices are located at Continental Plaza III, 433 Hackensack Avenue, Hackensack, New Jersey 07601; its telephone number is
(201) 343-9100; its facsimile number is (201) 343-0056; its Internet e-mail address is Webmaster@Objectsoftcorp.com; and its homepage on the World-Wide Web is at http://www.objectsoftcorp.com.

                          SUMMARY FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

           The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.


                                            Six Months Ended June 30,      Year Ended December 31,
                                            -------------------------      -----------------------
STATEMENT OF OPERATIONS DATA:                 1997           1996           1996           1995
                                              ----           ----           ----           ----
Revenues:
     Consulting                           $   109,401    $   258,000    $   269,401    $   447,976
     Development and Training                                 37,954         21,279        118,618
     Rental Income                            180,540                       150,450
Net loss                                   (1,380,404)      (300,722)    (1,240,695)      (122,400)
Net loss applicable to common stock        (1,380,404)      (316,535)    (1,272,746)      (141,525)
Net loss per share of common stock              (0.34)         (0.11)         (0.45)         (0.05)
Weighted average number of common stock     4,050,952      2,800,734      2,848,943      2,797,134
outstanding



BALANCE SHEET DATA:                      June 30, 1997               December 31, 1996
                                         -------------               -----------------
Working capital                           $ 2,747,686                   $ 4,011,015
Total assets                                3,703,883                     4,982,161
Accumulated deficit                        (3,530,554)                   (2,150,150)
Total stockholders' equity                  3,411,716                     4,729,120

-----------------

                                  RISK FACTORS


          An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the securities offered by this
Prospectus:


LIMITED OPERATING HISTORY; OPERATING LOSSES; ACCUMULATED DEFICIT

          The Company was founded in 1990, has only a limited operating history and recently changed its focus from consulting and training services to transactional and fee-based products and services. Consequently, any analysis of the Company's prior operations has only minimal relevance to an evaluation of the Company, its current products and services, and its prospects.

          Although the Company has generated revenues from operations, it has experienced losses. The Company has incurred, and will continue to incur, significant costs in connection with the development of its Intranet IPAT and Internet operations, which may result in operating losses. There can be no assurance that such operations will ultimately generate significant revenues for the Company or that the Company will achieve profitable operations. As of June 30, 1997, the Company had an accumulated deficit of $3,530,554. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements.


RECENT CHANGE OF OPERATING FOCUS

          The Company's Intranet-based SmartStreet(TM) IPAT service business, as well as its Internet service business (consisting primarily of the operation of OLEBroker(TM)), have been recently created, are limited in scope and have not generated significant revenues to date. The operations to which the Company is now devoting its resources are in the early stages of development. There can be no assurance that the Company will be successful in attracting new customers or retaining current customers for its new business divisions or in generating significant revenues or profits from such business divisions. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, attract, retain and motivate qualified product development and marketing personnel, continue to upgrade its existing technologies, develop new technologies and commercialize products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks. The Company may also be required to enter into strategic alliances to effect cooperative development efforts in order to have the financial and technical resources to respond to changing market demands on a timely basis. There can be no assurance that entities with the necessary technical or financial resources will be willing to enter into such alliances with the Company on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - ObjectSoft Strategy."


DEPENDENCE ON NEW, UNTESTED PRODUCT

          The Company has recently refocused its efforts to concentrate on the development of IPATs based on Internet technology from which it hopes to derive transaction-based and advertising revenues. In January 1996, the Company entered into an agreement with the City of New York, as part of the City's IPAT Demonstration Project, pursuant to which the Company agreed to install and operate a minimum of five IPATs at City offices and other locations to provide expedited public access to various City government services. However, the City has also entered into agreements with two other entities to install and operate IPATs. The Company installed its first five IPATs in July 1996, and such IPATs have been operating since that time.

          The Company anticipates that revenues from the IPATs will be provided by leasing fees paid by the service providers, such as the City, and by usage fees paid by consumers who obtain City or other services through the IPATs. Although IPATs are in operation in other municipalities, there can be no assurance that the Company's IPATs will be able to operate consistently and efficiently to provide the anticipated services, that members of the general public will find the IPATs user-friendly, that they will be comfortable with or be willing to pay the additional cost for the convenience of using the IPATs to transact business with the City or other service providers by electronic means, that the City will be satisfied with the results of the operations of the Company's IPATs, or that even if the IPATs perform adequately, that the City and other potential users of similar IPATs will not opt for the products of the Company's competitors. Although the Company has an agreement to provide IPATs to Kings County, Washington (Seattle), its ability to market such services to other potential customers will be highly dependent on the success and acceptance of the New York City IPATs. Furthermore, the municipalities, states and other government agencies that constitute a primary target market for the Company's IPATs are subject to potentially severe budgetary constraints and cuts that may limit their ability to fund the acquisition of new technology such as the IPATs.

          In addition, the Company anticipates that a significant portion of the revenues related to the IPATs will consist of leasing fees and usage fees derived by providing unrelated transactions, such as restaurant information and shopping services, to the users of the IPATs and from commercial advertising by local and national companies and businesses. There can be no assurance that commercial entities will be interested in marketing or advertising their products and services by means of IPATs providing government services, that such services or advertising can be sold at rates that will provide significant revenues to the Company, or that such services or advertising, if commenced, will prove to be effective and will be continued. See "Business - Products and Services - SmartStreet(TM) IPAT Services."


RISKS RELATED TO OLEBROKER(TM) AND CONSULTING AND TRAINING SERVICES

          Although the development of the OLEBroker(TM) service included the development of much of the software used in the development and configuration of the Company's IPAT technology, the service itself currently generates limited revenues. The Company believes that while there will continue to be a growing market for the OLEBroker(TM) service, particularly as the use of Microsoft Windows programs increases, such market may consist primarily of persons involved in computer programming, rather than computer users in general. Consequently, the Company discontinued active marketing of OLEBroker(TM) at the end of 1996 in order to concentrate on its IPAT and Internet-related businesses.

          The Company has historically provided consulting and training services primarily on a project basis, and long-term continuing projects have been limited. There can be no assurance that the Company will obtain future consulting projects. Furthermore, the Company will seek to accept consulting and training assignments primarily in connection with the sale of IPAT services or that will otherwise expand its skill base. See "Business - Products and Services
- OLEBroker(TM) - Consulting, Training and Authoring Services."


UNCERTAINTY OF PRODUCT DEVELOPMENT

          It is common for hardware and software as complex and sophisticated as that employed by the Company in its IPATs to experience errors, or "bugs," both during development and subsequent to commercial introduction. As IPATs are installed in New York City, the Company may identify such problems, either in the software platforms developed by others or in its proprietary software. There can be no assurance that all the potential problems will be identified, that any bugs that are located can be corrected on a timely basis or at all, or that additional errors will not be located in existing or future products at a later time or when usage increases. Any such errors could delay commercial introduction or use of existing or new products and require modifications in systems that have already been installed. Remedying such errors could be costly and time consuming, and bugs involving the proprietary software of third parties could require the redesign of the Company's proprietary software. Delays in debugging or modifying the Company's products could materially and adversely affect the Company's competitive position with respect to existing and new technologies and products offered by its competitors. In particular, delays in remedying existing or newly identified errors in the Company's IPATs could materially and adversely affect the Company's ability to achieve significant market penetration with the IPATs.

VULNERABILITY TO TECHNOLOGICAL CHANGES; NEED FOR MARKET ACCEPTANCE

          The markets the Company serves are subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advancements by competitors. The life cycles of the Company's products and services are difficult to estimate. The Company's future success will depend, in part, upon its ability to enhance existing products and services and to develop new products and services on a timely basis. In addition, its products and services must keep pace with technological developments, conform to evolving industry standards, particularly client/server and Internet communication and security protocols, and publishing formats, and address increasingly sophisticated customer needs. In particular, the success of the Company's IPATs will depend in large measure on their being user-friendly to the general public and capable of operating reliably. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services, or that new products and services and enhancements will meet the requirements of the marketplace and achieve market acceptance. If the Company is unable to develop and introduce products and services in a timely manner in response to changing market conditions or customer requirements, the Company's financial condition and results of operations would be materially and adversely affected.


COMPETITION

          The Company is subject to competition from different sources for its different services. The Company's intranet IPAT business competes with numerous companies, including IBM, North Communications, Golden Screens and NCR (formerly a division of AT&T). The City has also awarded contracts, comparable to the contract awarded to the Company, to North Communications and DSSI (which awarded a subcontract to Golden Screens), both of which have sold similar IPATs to other municipalities. After fulfillment of the initial contracts, if the City chooses to install additional IPATs throughout the City of New York, it may award to others, and not the Company, the contract to install such additional IPATs. Further, there can be no assurance that other municipalities or other entities will seek to acquire IPATs from the Company. In addition, if the use of IPATs provided by the Company and others proves to be successful in New York City and other municipalities and locations, additional companies in the software, hardware and communications areas, among others, may seek to enter the market. Many of such competitors may have resources far greater than the Company. A total of 19 companies competed for the contracts with the City of New York, many of which can be expected to compete aggressively in other competitive situations. See "Business -- Competition."


POSSIBLE DIFFICULTY IN COMPLYING WITH GOVERNMENT CONTRACT REQUIREMENTS

          The Company's IPATs are initially being marketed to entities including municipalities, states and other government agencies, among others. As governmental authorities, these prospective purchasers are subject to public contract requirements which vary from one jurisdiction to another and include regulations relating to insurance coverage, non-discrimination in hiring practices, access to the disabled, and record-keeping, among other requirements. Some public contract requirements may be onerous or even impossible for the Company to satisfy, such as large bonding requirements, and the Company may be precluded from making sales in these jurisdictions. In addition, public contracts frequently are awarded only after a formal competitive bidding process. The process to date has been and may continue to be protracted. Even following contract award, significant delays in contract implementation are possible. See "Business - Governmental Regulation."

RELIANCE ON MICROSOFT IN MARKETING

          The Company has established a strategic relationship with Microsoft that it believes is important to its sales, marketing and support activities, as well as to its product development efforts relating to its IPATs. Microsoft has provided technical and marketing support to the Company in connection with the development and marketing of its IPAT services, has exhibited the Company's IPATs in Microsoft displays at various trade shows and has indicated its willingness to continue to do so in the future. It has also issued public statements that included favorable references to the Company's products. Since 1994, the Company has served as regional director of Microsoft's "Developer Days" program, an on-going series of conferences, the next one of which is scheduled for the first quarter of 1997, from which the Company derives publicity and exposure to senior Microsoft personnel. In addition, the Company also benefits from Microsoft's continued willingness to enter into non-disclosure agreements with the Company with respect to unannounced Microsoft products, under which the Company has the opportunity to have advance knowledge of software technology being developed by Microsoft. There is no assurance that Microsoft will continue to support the Company's products, continue the Company's participation in the Developer Days program or enter into such agreements with the Company in the future. In the event Microsoft were to sever its relationships with the Company, the Company's sales and financial condition could be severely and materially and adversely affected. See "Business - Products and Services - Relationship with Microsoft."


DEPENDENCE UPON MICROSOFT'S WINDOWS OPERATING SYSTEM

          The Company has invested in software built on Microsoft's Internet Explorer, Windows NT and Windows 95 platforms and written in certain programming languages designed for these operating systems. To the extent that such platforms do not remain competitive, the Company might have to expend significant time and resources to port its software to other platforms. Any factor adversely affecting the demand for, or use of, Microsoft's Windows operating system could have an impact on demand for the Company's products or services causing a material adverse effect on the Company's business, results of operations and financial condition. Additionally, any changes to the underlying components of the Windows operating system that would require changes to the Company's products would materially adversely affect the Company if it were not able successfully to develop or implement such changes in a timely fashion. See "Business - Products and Services."

DEPENDENCE UPON COMMON CARRIERS AND INTERNET ACCESS PROVIDERS

          The Company is also dependent on various regulated common carriers and unregulated Internet access providers, such as AT&T, Bell Atlantic, NYNEX, SPRINT and NYSERNET. In the event such carriers or providers cannot timely respond to the Company's requirements for service, fail to provide reliable service or increase their rates substantially, the Company's service or profitability could be materially and adversely effected. See "Business - Products and Services."


DEPENDENCE ON THE INTERNET

          Sales of the Company's Internet-related products and services, including its public access IPATs, OLEBroker(TM) and new or expanded products and services, if any, will depend in large part upon a robust industry and infrastructure for providing commercial Internet access and carrying Internet traffic and upon increased commercial use of the Internet. If the necessary infrastructure or complementary products are not developed or available to the Company on reasonable terms, or if development of the Internet as a significant commercial marketplace is interrupted or delayed, the Company's business, operating results and financial condition could be materially adversely affected. See "Business - Products and Services."

LIMITED CUSTOMER BASE

          The long term success of the Company's business will depend not only on the Company's ability to enter into arrangements with municipalities, other government entities and private entities to make services available through IPATs and with advertisers to use the IPATs as an advertising medium, but ultimately upon the willingness of consumers to pay fees to transact business by means of the IPATs. To date, the Company is operating only six public IPATs, which were installed pursuant to the agreement with the City of New York and which have been available for public use for a short period of time. The decision by the City to acquire IPATs from providers other than the Company would have a direct and materially adverse effect on the prospects of the Company and could also decrease the Company's ability to market the IPATs to other potential service providers and advertisers. In addition, there can be no assurance that the volume of use by consumers of the IPATs to obtain City services and conduct other transactions will be sufficient to generate significant revenues for the Company.

          The Company historically has derived a significant portion of its revenues from a relatively limited number of customers. During the six months ended June 30, 1997, the City of New York accounted for 73% of the Company's revenues pursuant to the City Agreement. During 1996, 2 customers accounted for approximately 71% of the Company's revenues, and during 1995, two customers accounted for approximately 48% of revenues. The Company provided consulting and related services, and more recently, services related to the development of OLEBroker(TM) and Intranet and IPAT technology, to such customers. There can be no assurance that such customers or others will retain the Company to install IPATs or provide such services in the future. Furthermore, no customers of OLEBroker(TM) account for a material portion of the Company's revenues, and there can be no assurance that the Company will be able to develop a significant customer base for this service. See "Business Customers."


RISK OF MANUFACTURING ACTIVITIES

          The Company's IPATs involve the design by the Company, and the engineering and manufacture by subcontractors, of the hardware and graphical components of the IPATs. Only a limited number of IPATs have been fabricated to date, so it is difficult for the Company to predict if its current subcontractors will be able to engineer and produce IPATs on a satisfactory basis. While the Company believes that it could arrange to have IPATs fabricated by other subcontractors on comparable terms, there can be no assurance that the need to establish relationships with other subcontractors would not result in costs and delays to the Company. The future success of the Company will depend in part on its ability to retain, and maintain good relationships with, subcontractors in order to assure the timeliness and quality of the manufacture of its IPATs. See "Business Products and Services - SmartStreet(TM) IPAT Services - SmartStreet(TM) IPAT Technology."


POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

          The Company's quarterly operating results have in the past and may in the future vary significantly depending upon factors such as the timing of significant orders, which in the past have been, and will in the future be, delayed from time to time by delays in the contracting process. The potential customers for the Company's IPATs are expected to include municipalities, government agencies and large organizations; that is, entities that typically engage in extended competitive bidding, approval and negotiation procedures with respect to contracts, with no assurance that the contract will ultimately be awarded to the Company. Additional factors contributing to variability of operating results include the pricing and mix of services and products sold by the Company, terminations of service, new product introductions by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products and services, changes in pricing or marketing policies by its competitors and the Company's responses thereto, the Company's ability to obtain sufficient vendors, to obtain supplies of sole or limited source components, changes in the Company's network infrastructure costs, as a result of demand variation or otherwise, the lengthening of the Company's sales cycle and the timing of the expansion of the Company's network infrastructure. Variations in the timing and amounts of revenues and costs could have a materially adverse effect on the Company's quarterly operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON KEY PERSONNEL

          The Company's performance is substantially dependent on the performance of its executive officers and key employees, and on its ability to attract key personnel. In particular, the future success of the Company is dependent upon the personal efforts of the Company's founders, David E. Y. Sarna and George J. Febish, each of whom is a director and an executive officer of the Company. Messrs. Sarna and Febish have long-term employment agreements with the Company. The Company has in place key person life insurance policies, of which it is the beneficiary, on the lives of Messrs. Sarna and Febish in the amount of $1,000,000 each. However, the loss of the services of its executive officers or other key employees could delay the Company's ability to fully implement the operating strategy, which could have a materially adverse effect on the business, operating results and financial condition of the Company. See "Business - ObjectSoft Strategy" and "Management."


ATTRACTION AND RETENTION OF EMPLOYEES AND CONTRACT PROVIDERS

          The Company's success will depend in large part upon its ability to attract, develop, motivate and retain highly skilled technical employees, particularly software developers, project managers and other senior personnel, as well as independent providers of creative content for the Company's IPATs and websites. Qualified project managers and skilled developers with Intranet, Internet and ActiveX(TM) skills are in particularly great demand and are likely to remain a limited resource for the foreseeable future. Although the Company expects to continue to be able to attract and retain sufficient numbers of highly skilled technical employees, developers, project managers and independent content providers for the foreseeable future, there can be no assurance that the Company will be able to do so. The loss of some or all of the Company's project managers and other senior personnel could have a materially adverse impact on the Company, particularly on its ability to secure and complete engagements. Other than Messrs. Sarna and Febish, no other senior personnel have entered into employment agreements obligating them to remain in the Company's employ for any specific term; however, substantially all key employees of the Company are parties to nonsolicitation, confidentiality and noncompetition agreements with the Company. See "Business - Employees" and "Management."


DEPENDENCE ON PROPRIETARY TECHNOLOGY

          The Company's success and ability to compete is dependent in part upon its proprietary technology. While the Company relies on trade secret, contract, trademark and copyright law to protect its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. The Company presently has no patents or patent applications pending. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The source code for the Company's proprietary software is protected as a trade secret. In addition, except for SmartSign(TM), the Company does not sell or license its technology to third parties, but rather delivers services thorough its IPATs and OLEBroker(TM), its proprietary software is not disclosed to third parties. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain aspects of the Company's products or to obtain and use information that the Company regards as proprietary or to develop similar technology independently. Policing unauthorized use of the Company's products is difficult. In addition, effective trade secret and copyright protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

          Certain technology used in the Company's products or services is licensed or leased from third parties, generally on a nonexclusive basis. While the licenses involved are primarily "shrink wrap licenses;" that is, licenses available to anyone who purchases publicly available software programs, the termination of any of these licenses or leases or the discontinuance of the underlying programs may have a material adverse effect on the Company's operations. Replacement of certain technologies licensed or leased by the Company could be costly and could result in product delays which would materially and adversely affect the Company's operating results. While it may be necessary or desirable in the future to obtain other licenses or leases relating to one or more of the Company's products or services or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all. See "Business - Proprietary Rights."


RISK OF SYSTEM FAILURE; SECURITY RISKS; LIABILITY RISKS

          The Company's operations are dependent upon its ability, and the ability of its suppliers, such as AT&T, Bell Atlantic, NYSERNET, SPRINT and NYNEX, to protect its network infrastructure against damage from fire, earthquakes, power loss, telecommunications failures and similar events. Despite precautions taken by the Company and its suppliers, the occurrence of a natural disaster or other unanticipated problems at the Company's network operations center or IPATs in the future could cause interruptions in the services provided by the Company. In addition, failure of the Company's telecommunications providers to provide the data communications capacity required by the Company as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations.

          Despite the implementation of security measures, the core of the Company's network infrastructure is vulnerable to computer virus attacks and other disruptive problems. The Company and Internet access providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability of the Company to its customers and also may deter potential users. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers which could have a material adverse effect on the Company's business, financial condition and results of operations.

          The Company's success will depend upon the capacity, reliability and security of its network infrastructure, including processing capability and the facilities and capacity leased from access providers and telecommunications vendors. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases, and to meet changing customer requirements. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet additional demand or its customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. Any failure of the Company to expand its network infrastructure on a timely basis or adapt it either to changing customer requirements or to evolving industry standards could have a material adverse effect on the Company's business, financial condition and results of operations.

          The IPATs that were installed in various locations in New York City since July 1996 have only been operating for a short time, so the Company has only limited experience with actual consumer interaction with the IPATs. While the Company has designed the IPATs to be resistant to vandalism, there can be no assurance that vandals will not succeed in damaging or disabling the IPATs. In addition, although the Company believes it is unlikely, users of the IPATs may seek to hold the Company liable for injuries allegedly incurred in connection with the use of the IPATs.

          While the Company maintains insurance covering , among other things , losses resulting from business interruptions caused by system failures, damages to IPATs or claims by users of the IPATs, with an annual limit of $2,000,000, and a $5,000,000 umbrella policy, there can be no assurance that such insurance will provide sufficient coverage or that if there are multiple claims, such insurance will not be terminated or will be available for terms affordable to the Company. See "Business - Products and Services."


GOVERNMENT REGULATION; POTENTIAL LIABILITY FOR INFORMATION AND
CONTENT DISSEMINATED THROUGH NETWORK

          The Company is not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally and businesses doing business with governmental agencies. In connection with its contract with the City of New York and future contracts, if any, with the City and other municipalities or government entities, the Company will have to comply with such regulations, including bidding procedures and record-keeping, audit, insurance, bonding and anti-discrimination provisions, among others.

          Changes in the regulatory environment relating to the Internet access industry could have an adverse effect on the Company's business. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of products or services. The Company cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on its business.

          The law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their systems is currently unsettled. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending. In addition, legislation has been proposed which would impose liability for or prohibit the transmission on the Internet of certain types of information and content. In the event the Company were to make services such as the one offered through its IPATs available over the Internet, the imposition upon Internet access providers of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain product or service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. While the Company carries insurance, it may not be adequate to compensate the Company in the event the Company becomes liable for information carried on or disseminated through its systems. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.


CONTINUING CONTROL BY CURRENT MANAGEMENT

          As of the date of this Prospectus., David E. Y. Sarna, the Company's Chairman and Co-Chief Executive Officer, and George J. Febish, the Company's President and Co-Chief Executive Officer, each of whom is a director of the Company and a principal stockholder of Company, together with The David E. Y. Sarna Family Trust and The George J. Febish Family Trust (the trusts, collectively, the "Family Trusts"), beneficially own, in the aggregate, approximately 42% of the issued and outstanding shares of Common Stock. As a result, assuming no exercise of any of the Class A Warrants or other warrants and options issued by the Company, and subject to the effect of additional issuances of voting shares by the Company in the future, these stockholders will have effective control over the Company and on the outcome of any matters submitted to the Company's stockholders for approval, which influence might not be consistent with the interests of other stockholders. In addition, if they were to act in concert, they would be able to elect a majority of the Company's directors, deter or cause a change in control of the Company and otherwise generally control the Company's affairs. See "Principal Stockholders."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

          The Company's current policy is to own and operate its IPATs, which may require substantial capital investment. It is the Company's intention to enter into lease financing arrangements for the IPATs. While the Company has entered into such an arrangement to cover a portion of the costs of the first five IPATs, it has not entered into an agreement for such financing for future IPATs, if any, and there can be no assurance that it will be able to do so on acceptable terms or at all. The Company may need to raise additional funds through public or private debt or equity financings in order to take advantage of unanticipated opportunities, including acquisitions of complementary businesses or technologies, or to develop new products or otherwise respond to unanticipated competitive pressures. In addition, if the Company experiences rapid growth, it may require additional funds to expand its operations or enlarge its organization. In any such event, continued operation of the Company may be dependent on the ability of the Company to procure additional financing through sales of additional equity or debt. If the Company were to issue any equity or convertible debt securities, such issuance could substantially dilute the interests of the Company's then existing security holders. Such equity securities may also have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to unanticipated competitive pressures. Such inability could have a materially adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Business - ObjectSoft Strategy."


DIVIDENDS

          Other than distributions made prior to 1993, when the Company was a closely-held "S corporation," the Company has not paid any dividends on its Common Stock in the past, and does not anticipate that it will declare or pay any dividends in the foreseeable future. See "Dividend Policy."


POSSIBLE NEGATIVE EFFECT ON TRADING OF WARRANT SOLICITATION ACTIVITIES OF UNDERWRITER

          The Underwriter may participate in the solicitation of the exercise of the Class A Warrants. In connection with the solicitation of the Class A Warrant exercises the Underwriter and any other soliciting broker-dealer will be prohibited from engaging in any market-making activities with respect to the Company's securities for certain periods of time. As a result, the Underwriter or other soliciting broker-dealer may be unable to provide a market for the Company's securities, should it desire to do so, during certain periods while the Class A Warrants are exercisable. In addition, under rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Securityholder Securities may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable period prior to the commencement of such distribution. Accordingly, in the event the Underwriter is engaged in a distribution of any Selling Securityholder Securities, it will not be able to make a market in the Company's securities during the applicable restrictive period. Such restrictions may adversely affect the price and liquidity of the Common Stock and the Class A Warrants. See "Description of Securities" and "Concurrent Public Offering."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

          Except for 1,366,050 shares of Common Stock issued by the Company in connection with its initial public offering in November 1996 and 39,500 shares of Common Stock sold by certain Selling Securityholders since November 12, 1996, all of the shares of Common Stock currently issued and outstanding are
"restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act in that such shares were issued and sold by the Company in private transactions not involving a public offering. In general, under Rule 144 as currently in effect, a person, including an affiliate of the Company, after at least one year has elapsed from the sale by the Company or any affiliate of the restricted securities, can (along with any person with whom such individuals is required to aggregate sales) sell, within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months, after at least two years have elapsed from the sale by the Company or an affiliate of the restricted securities, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. The Company's executive officers, David E. Y. Sarna and George J. Febish, and the Family Trusts have agreed not to sell or otherwise transfer any of their securities in the Company for a period of 18 months commencing November 12, 1996 without the prior written consent of the Underwriter, and have agreed with various state securities administrators not to sell (other than in a pledge or hypothecation) any of their shares of Common Stock for a period ending on the second anniversary of the execution date of the City Agreement. In addition, concurrently with this offering, the Company is registering for resale by the Selling Securityholders 1,086,963 shares of Common Stock and 412,500 Class A Warrants that are outstanding or issuable upon the exercise of currently exercisable warrants; however, the Selling Securityholders (other than the Underwriter) have agreed not to sell any of such securities for a period of 12 months ending November 11, 1997, without the prior written consent of the Underwriter. Furthermore, certain holders of the Company's outstanding Common Stock, warrants and options (including current and former executive officers) have "piggyback" registration rights and/or demand registration rights that they may exercise commencing November 12, 1997.

          No prediction can be made as to the effect, if any, the future sales of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon exercise of stock options or warrants) in the public market following this offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Description of Securities - Registration Rights" and "Shares Eligible For Future Sale."


EFFECT OF OUTSTANDING WARRANTS, OPTIONS AND CONVERTIBLE SECURITIES

          The Company has outstanding warrants to purchase an aggregate of 412,500 Units, all of which are exercisable at a price per Unit below the per Unit offering price of the Units offered by the Company in its initial public offering in November 1996. In addition, 412,500 shares of Common Stock will be issuable upon the exercise of the Class A Warrants issuable upon the exercise of such outstanding warrants. The Company also has outstanding other options and warrants to purchase an aggregate of 490,337 shares of Common Stock (in addition to the July Placement Warrant to purchase (1) 27,300 shares of Common Stock and
(2) July 1996 Warrants to purchase 18,200 shares), of which all except warrants to purchase 20,000 shares of Common Stock are exercisable at a price below the per share offering price (assuming no value is ascribed to the Class A Warrants included in the Units) of the Units offered by the Company in its initial public offering. The Company has also granted to the Underwriter the Unit Purchase Option, consisting of the right to purchase, commencing on November 12, 1997, 87,500 Units. The sale of 1,086,963 shares of Common Stock, as well as 412,500 Class A Warrants, has been registered in the Concurrent Public Offering, and the Company has granted certain demand and piggyback registration rights to the holders of certain shares of Common Stock, outstanding options and warrants and the Underwriter's Unit Purchase Option. While certain holders of certain of these rights (including certain Selling Securityholders other than the Underwriter) have agreed not to sell the securities issuable upon the exercise of outstanding options and warrants for 12 months ending November 11, 1997, these rights could result in substantial expense to the Company and restrict the Company's ability to obtain future financing. The exercise of such options and warrants and the sale of the Common Stock subject to these registration rights would have a dilutive effect on the Company's stockholders. See "Certain Transactions," "Description of Securities Registration Rights" and "Concurrent Public Offering."


ADVERSE EFFECT OF REDEMPTION OF CLASS A WARRANTS

          The Company has the right to redeem the Class A Warrants, commencing November 12, 1997 (or earlier, with the consent of the Underwriter), provided that the average closing bid price of the Common Stock has exceeded 130% of the then current exercise price of the Class A Warrants (initially $8.45 per share), for a period of 20 consecutive trading days ending within 15 days prior to the date on which the Company gives notice of redemption. If the Company gives such notice of redemption, holders of the Class A Warrants will lose their rights to exercise the Warrants after the date fixed therein for their redemption. Upon the receipt of a notice of redemption of the Class A Warrants, the holders thereof would be required to (i) exercise the Class A Warrants and pay the exercise price at a time when it may disadvantageous for them to do so, (ii) sell the Class A Warrants at the then market price, if any, when they might otherwise wish to hold the Class A Warrants or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Class A Warrants at the time of redemption. See "Description of Securities - Class A Warrants."


NECESSITY OF FUTURE REGISTRATION OF CLASS A WARRANTS AND STATE BLUE SKY REGISTRATION; EXERCISE OF CLASS A WARRANTS

          Although Class A Warrants were not knowingly sold to purchasers in jurisdictions in which the Class A Warrants are not registered or otherwise qualified for sale or exempt, purchasers may buy or have bought Class A Warrants in the after-market or may move or have moved to jurisdictions in which the Class A Warrants and the Common Stock underlying the Class A Warrants are not so registered or qualified or exempt. In this event, the Company would be unable lawfully to issue Common Stock to those persons desiring to exercise their Class A Warrants (and the Class A Warrants will not be exercisable by those persons) unless and until the Class A Warrants and the underlying Common Stock are registered or qualified for sale in jurisdictions in which such purchasers reside or an exemption from such registration or qualification requirements exists in such jurisdictions. There can be no assurance that the Company will be able to effect any required registration or qualification.

          The Class A Warrants offered hereby will not be exercisable unless the Company maintains a current registration statement on file with the Commission either by filing post-effective amendments to the Registration Statement of which this Prospectus is a part or by filing a new registration statement with respect to the exercise of such Class A Warrants. The Company has agreed to use its best efforts to file and maintain, so long as the Class A Warrants offered hereby are exercisable, a current registration statement with the Commission relating to such Class A Warrants and the shares of Common Stock underlying such Class A Warrants. However, there can be no assurance that it will do so or that such Class A Warrants or such underlying Common Stock will be or continue to be so registered.

          The value of the Class A Warrants could be adversely affected if a then current prospectus covering the Common Stock issuable upon exercise of the Class A Warrants is not available pursuant to an effective registration statement or if such Common Stock is not registered or qualified for resale or exempt from registration or qualification in the jurisdictions in which the holders of Class A Warrants reside. See "Description of Securities - Class A Warrants."

POSSIBLE NEGATIVE EFFECT OF ANTI-TAKEOVER PROVISIONS, STAGGERED BOARD AND PROVISIONS RELATING TO STOCKHOLDER ACTIONS

          Certain provisions of Delaware law and the Company's Certificate of Incorporation, as amended, and its Amended and Restated Bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of the Company. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. The classification of the Company's Board of Directors could have the effect of delaying a change in control of the Company. In addition, the Company has 5,000,000 shares of authorized Preferred Stock, which the Company could issue in the future without further stockholder approval and upon such terms and conditions, and have such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holder of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock that may be issued in the future. The Company has no current plans to issue any additional Preferred Stock. See "Certain Transactions," "Management - Executive Officers and Directors and "Description of Securities - Preferred Stock -Delaware Takeover Statute and Certain Charter Provisions."


LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

          The Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company contain provisions limiting the liability of directors of the Company for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages on an action brought by or in the right of the Company for breach of a director's duties to the Company or its stockholders except in certain limited circumstances. In addition, the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws contain provisions requiring the Company to indemnify directors, officers, employees and agents of the Company serving at the request of the Company against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the best interests of the Company. The Certificate of Incorporation, as amended, and the Amended and Restated Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for the Company. The foregoing provisions may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its stockholders.


                                 DIVIDEND POLICY

          Other than distributions made prior to 1993, when the Company was a closely-held "S corporation," the Company has never declared or paid cash dividends on its Common Stock. The Company currently anticipates that it will retain all available funds for use in the operation of its business, and therefore does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

                                 CAPITALIZATION

          The following table sets forth the capitalization of the Company as of June 30, 1997:


                                                                  June 30, 1997
                                                                  -------------
Preferred stock, $.0001 par value; 5,000,000 shares
         authorized; no shares to be issued and outstanding
         as adjusted  ...........................................
Common stock, $.0001 par value; 4,081,676 shares
         authorized; issued and outstanding(1)...................  $      408
Additional Paid in Capital.......................................   6,941,862
Accumulated deficit..............................................  (3,530,554)
                                                                   ----------

         Total stockholders' equity..............................  $3,411,716
                                                                   ==========


(1) Does not include: (i) 1,366,050 shares of Common Stock issuable upon exercise of the Class A Warrants included in the Units offered in the Concurrent Public Offering (ii) 175,000 shares of Common Stock issuable upon the exercise of the Underwriter's Unit Purchase Option and the Class A Warrants issuable upon the exercise thereof, and (iii) 610,837 shares of Common Stock issuable upon exercise of outstanding options and warrants and the Class A Warrants issuable upon the exercise of certain of such warrants. See "Management," "Certain Transactions" and "Description of Securities.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           On November 12, 1996, the Company's Common Stock and Class A Warrants were listed for quotation on the SmallCap Market on the Nasdaq System under the symbols OSFT and OSFTW, respectively. The following table sets forth, for the periods indicated the high and low bid prices for the Common Stock and Class A Warrants as reported by Nasdaq. Quotations reflect prices between dealers, without retail mark-up, mark down or commissions and may not necessarily represent actual transactions.


Common Stock                         High Bid                    Low Bid
------------                         --------                    -------
1996
4th Quarter                          $5.50                       $5.25

1997
1st Quarter                          $5.75                       $5.00
2nd Quarter                          $6.375                      $5.00
3rd Quarter                          $5.50                       $4.00
4th Quarter                          $5.188                      $4.875
(through October 7 , 1997)

Class A Warrants
----------------
1996
4th Quarter                          $0.688                      $0.75

1997
1st Quarter                          $1.438                      $0.75
2nd Quarter                          $1.50                       $1.00
3rd Quarter                          $1.218                      $0.938
4th Quarter                          $1.00                       $0.938
(through October 7, 1997)


           As of October 7, 1997, the Company believes that there were in excess of 300 shareholders both of record and beneficial, of the Company's Common Stock.

                             SELECTED FINANCIAL DATA

           The selected financial data set forth below as at December 31, 1996 and for each of the two fiscal years then ended have been derived from the audited financial statements of the Company. The financial statements of the Company as at December 31, 1996, and for each of the two fiscal years then ended, including the notes thereto, and the related report of Richard A. Eisner & Company, LLP, independent auditors, are included elsewhere in this Prospectus. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and related notes thereto included elsewhere in this Prospectus. Data for the six month periods ended June 30, 1997 and 1996 are derived from unaudited statements, but in the opinion of management include all adjustments necessary for a fair presentation of the data. Results for the six month period ended June 30, 1997 may not be indicative of results expected for the year ending December 31, 1997.



                                           Six Months Ended June 30,      Year Ended December 31,
                                           -------------------------      -----------------------
STATEMENT OF OPERATIONS DATA:                 1997           1996           1996           1995
                                              ----           ----           ----           ----
Revenues:
     Consulting                           $   109,401    $   258,000    $   269,401    $   447,976
     Development and Training                    --           37,954         21,279        118,618
     Rental Income                            180,540           --          150,450           --
Net loss                                   (1,380,404)      (300,722)    (1,240,695)      (122,400)
Net loss applicable to common stock        (1,380,404)      (316,535)    (1,272,746)      (141,525)
Net loss per share of common stock              (0.34)         (0.11)         (0.45)         (0.05)
Weighted average number of common stock
outstanding                                 4,050,952      2,800,734      2,848,943      2,797,134



BALANCE SHEET DATA:                June 30, 1997       December 31, 1996
                                   -----------         -----------------
Working capital                    $ 2,747,686            $ 4,011,015
Total assets                         3,703,883              4,982,161
Accumulated deficit                 (3,530,554)            (2,150,150)
Total stockholders' equity           3,411,716              4,729,120

----------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the notes thereto included elsewhere in this Prospectus.


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           A number of statements contained in this Prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include but are not limited to: limited operating history; recent establishment of new business divisions; potential future operating losses; dependence on new untested product; risks related to technological factors; potential manufacturing difficulties; dependence on certain third parties and on the Internet; limited customer base; risk of manufacturing activities; dependence on key personnel and proprietary technology; risk of system failure, security risks and liability risks;
uncertainty of additional financing; the Company's vulnerability to rapid industry change and technological obsolescence; the limited nature of its product life and the uncertainty of market acceptance of the Company's products; the unproven status of the Company's products in widespread commercial use, including the risks that the Company's current and future products may contain errors that would be difficult and costly to detect and correct; uncertainties with respect to the Company's business strategy; general economic conditions, and other risks described in this Prospectus. See "Risk Factors."


OVERVIEW

           The Company currently provides information and services through IPATs, known as SmartStreet(TM), that combine the advantages of local and wide network technology. Like an intranet, the communication between the IPAT and its servers is accomplished over private, secure lines. Like an internet, it enables an organization to interact with the general public, not just its own employees and customers. Generally, the IPATS have been installed in high density pedestrian traffic areas. The Company anticipates that revenues from the IPATs will be provided by leasing fees paid by advertisers and service providers and by usage fees paid by consumers who obtain services through the IPATs.


RESULTS OF OPERATIONS

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

           Net revenues decreased $125,464 or 22.1% to $441,130 for the fiscal year ended December 31, 1996 over net revenues of $566,594 for the fiscal year ended December 31, 1995. Consulting revenues decreased by $178,575 or 39.8%. Training revenue decreased from $118,618 to $21,279 or 82%. Rental income increased from $0 to $150,450. The Company's decreased revenues from consulting, training and custom development services resulted from redirection of the Company resources to transactional fee-based products and services.

           The Company continues to devote its resources toward the growth in transactional fee-based products and services utilizing intranet technology and believes this trend will continue in the future. Kiosk-based rental revenues represented approximately 34.1% of 1996 net revenues and kiosk-related consulting, training and custom development represented approximately $145,000 or 38.8% of 1996 net revenues.

           Costs and expenses for the year ended December 31, 1996 increased to $1,681,825 from $688,994 in 1995. This increase is a result of an increase in expensed development costs for the SmartStreet(TM) operations and financing expenses.

           Costs of services for the year ended December 31, 1996 declined to $424,336 from $429,604 in 1995. This decline is a result of expenses for costs relating to the New York City contract which management expects to use in other SmartStreet(TM) applications.

           General and administrative expenses as a percentage of net revenues were 189.3% in 1996 as compared with 34.1% in 1995. Such increase is principally attributable to startup costs for the Company's SmartStreet(TM) program.

           Interest expense increased to $329,836 in fiscal year ended December 31, 1996 from $3,502 for the fiscal year ended December 31, 1995, primarily reflecting the amortization of discount and interest on the $1,250,000 loan. See "Financial Condition, Liquidity and Capital Resources" and Note D of Notes to Financial Statements.

           Net loss increased by $1,118,295 or 913.6% to a net loss of $1,240,695 for the fiscal year ended December 31, 1996 over net loss of $122,400 for the fiscal year ended December 31, 1995. The increase in losses occurred primarily because of financing costs and startup costs relating to the Company's SmartStreet kiosk program.

           At December 31, 1996, the Company had federal net operating loss carryforwards of approximately $2,200,000. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of the Company. See Note A[3] of Notes to Financial Statements.

Three Months and Six Months ended June 30, 1997, Compared with Three Months and Six Months ended June 30, 1996

           The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending December 31, 1997.

           Net revenue for the three months ended June 30, 1997 increased by 11% over the three months ended June 30, 1996 (from $180,625 to $200,688) and net revenue for the six months ended June 30, 1997 increased by 27% over the six months ended June 30, 1996 (from $295,954 to $374,613). Revenue for the six months increased due to interest and dividend income earned on short term investments and revenue received from the New York Kiosk Demonstration Program. This was offset by a reduction in consulting and training revenue as the Company continued its shift away from fee-based consulting, training and custom development activities and redirected its resources towards the development of transactional, fee-based and advertising-supported products and services. Revenue changes were not a result of increases or decreases in prices.

           Costs of services for the three months ended June 30, 1997 increased by 23% over the three months ended June 30, 1996 (from $138,247 to $170,343) and the cost of services for the six months ended June 30, 1997 increased by 129% over the six months ended June 30, 1996 (from $173,467 to $396,481) due to higher personnel expenses and kiosk expenses.

           Research and development expenses for the three months ended June 30, 1997 compared to the three months ended June 30, 1996, increased to $188,993 from zero, and to $287,608 from zero for the six months ended June 30, 1997 compared to the six months ended June 30, 1996 due to the expensed development costs for the SmartStreet(TM) operations.

           General and administrative expenses for the three months ended June 30, 1997 increased by 166% (from $186,628 to $495,883) compared to the three months ended June 30, 1996, and by 175% for the six months ended June 30, 1997 compared to the six months ended June 30, 1996 (from $332,413 to $913,960) due principally to increases in salaries and personnel related expenses, professional fees and insurance for directors and officers.

           The Company has also provided for a loss on a loan receivable to InteractiVisions, Inc. in the amount of $150,000 (See below Liquidity and Capital Resources).

           The net loss for the three months ended June 30, 1997 compared to the three months ended June 30, 1996, increased by 244% (from $234,596 to $807,779) and by 359% for the six months ended June 30, 1997 compared to the six months ended June 30, 1996 (from $300,722 to $1,380,404). This change is primarily due to increases in costs associated with the Company's newer emphasis on transactional and advertising-supported products and services, an increase in research and development expenses, an increase in general and administrative expenses due to higher costs associated with being a public company and to support the redirection in revenue sources, and a provision for loss on loan receivable.

LIQUIDITY AND CAPITAL RESOURCES

           For the six months ended June 30, 1997 the Company incurred a net loss of $1,380,404. The accumulated deficit increased to $3,530,554 as the Company continues to incur operating losses as expenses exceed revenue. The Company had working capital of $2,747,686 as of June 30, 1997 as compared to $4,011,015 as of December 31, 1996, or a decrease of $1,263,329. Capital expenditures and capitalized software amounted to $111,052.

           In November 1996, the Company completed the sale in a public offering of 1,366,050 Units, from which it received net proceeds of approximately $5,465,000. Of such amount, approximately $1,583,000 was applied to the repayment of certain bridge loans and redemption of Preferred Stock. The Company expects to fund the deployment of additional SmartStreet(TM) IPATs in New York City and elsewhere, and make IPAT related acquisitions, from available working capital and from funds that will be derived from future operating revenues. However, there can be no assurance that future revenues will be generated in sufficient amounts or that additional funds will not be required for the expansion of operations. The Company intends to lease equipment whenever possible on acceptable terms.

           On May 2, 1997, the Company and InteractiVisions, Inc. ("InteractiVisions") signed a letter of intent which contemplated the acquisition of all the outstanding stock of InteractiVisions in exchange for the issuance of 600,000 shares of the Company's Common Stock, subject to certain adjustments. Simultaneous with the signing of the letter of intent, the Company loaned InteractiVisions $250,000, payable 60 days after the termination of the letter of intent, together with interest at the prime rate plus 3 points. On August 8, 1997, the Company terminated the letter of intent. The Company has provided an allowance for loss on the loan receivable of $150,000.

           The rate of inflation was insignificant during the quarter ended June 30, 1997. In the past, the effects of inflation on personnel costs have been offset by the Company's ability to increase its charges for services rendered. The Company anticipates that it will be able to continue to do so in the near future. The Company continually reviews its costs in relation to the pricing of its products and services.

           The Company anticipates that its existing working capital will be sufficient to fund its operations at least through the end of 1997.

                                    GLOSSARY


ALGORITHM - A detailed sequence of actions to perform or to accomplish some task. The term is named after an Iranian mathematician, Al-Khawarizmi. An algorithm reaches a result after a finite number of steps. The term is also used loosely for any sequence of actions (which may or may not terminate).

ActiveX(TM) TECHNOLOGY - Microsoft's implementation of OLE designed to run over slow Internet links.

APPLETS - A program, written in the Java language, which can be distributed as an attachment in a World-Wide Web document and executed either by a browser or server that supports Java.

CLIENT/SERVER COMPUTING - A computer system architecture in which two independent processors communicate via an established protocol. The client is typically a single user personal computer with a graphical user interface operated by the end-user that makes requests to the server. The server typically runs database software, maintains information and responds to one or more clients.

FIREWALL - A system that controls the flow of data between an internal network and the Internet or between internal network segments.

FRAME RELAY - A wide area communications interface. Frame Relay could connect dedicated lines and X.25 to ATM, SMDS, BISDN and other "fast packet" technologies. Frame Relay uses the same basic framing and Frame Check Sequence at layer 2 so current X.25 hardware still works. It adds addressing (a 10 bit Datalink Connection Identifier (DLCI)) and a few control bits but does not include retransmissions, link establishment, windows or error recovery. It has none of X.25's layer 3 (session layer) but adds some simple interface management. Any layer three protocol can be used inside the layer two Frames.

GRAPHIC USER INTERFACE (GUI) - Interfacing with a computer by manipulating graphical icons and windows (usually by pointing and clicking a mouse) rather than using text commands.

HYPERTEXT MARKUP LANGUAGE (HTML) - A page description language used to convey both content and formatting information about content to a Web browser.

INTEROPERABILITY - The ability of software and hardware on multiple machines from multiple vendors to communicate.

INTERNET - An open global network of interconnected commercial, educational and governmental computer networks that utilize a common communications protocol.

INTERNET SERVICE PROVIDER - (ISP) A company which provides other companies or individuals with access to, or presence on, the Internet. Most ISPs are also Internet Access Providers; extra services include help with design, creation and administration of World-Wide Websites, training, and administration of Intranets.

INTERNET PROTOCOL (IP) - The network layer for the TCP/IP protocol suite widely used on Ethernet networks, defined in STD 5, RFC 791. IP is a connectionless, best-effort packet switching protocol. It provides packet routing, fragmentation and re-assembly through the Datalink layer.

INTRANET - An organization's private network of its local area networks that utilizes Internet data formats and communications protocols and that may use the Internet's facilities as the backbone for network communications.

LOCAL AREA NETWORK (LAN) - A group of one or more computers connected together within a localized environment for the purpose of sharing data and networked resources such as printers, modems or servers.

MICROSOFT  WINDOWS  -  Computer  operating  systems  providing   graphical  user
interfaces and, in the case of Windows NT, that is optimized for use as a network server.

OLE - Microsoft's component architecture which competes with OpenDoc and CORBA. See "Business - Industry Background - Reusable Software Components."

PRIME NUMBERS - numbers divisible only by themselves and one (1).

RAPID APPLICATION DEVELOPMENT (RAD) - a technique for developing software quickly that makes use of prototyping and reusable software components.

SHRINK WRAP LICENSE - A printed agreement included in product packaging that typically provides that opening the package indicates the user's acceptance of its terms and conditions.

UNIVERSAL RESOURCE LOCATOR (URL) - a complete address to reach a site on the World-Wide Web specifying the protocol and fully qualified address.

WEB BROWSER - Client programs that allow users to browse the Web.

WEB SERVER - A server process running at a website which sends out web pages in response to requests from remote browsers. If one site runs more than one server they must use different port numbers.

WEBSITE - Any computer on the Internet running a World-Wide Web server process. A particular website is identified by the hostname part of a URL.

WIDE  AREA  NETWORK  (WAN)  -A  communications   network  that  uses  commercial
transmission resources to connect geographically dispersed users or LANs.

WORLD-WIDE WEB (Web or WWW) - A network of computer servers that uses a special communications protocol to link different servers throughout the Internet, allowing a user to move from document to related document, no matter where it is stored on the Internet, and permits communication of graphics, video and sound.

                                    BUSINESS


GENERAL

           The Company currently provides information and services through IPATs, known as SmartStreet(TM), that combine the advantages of local and wide network technology. Like an intranet, the communication between the IPAT and its servers is accomplished over private, secure lines. Like an internet, it enables an organization to interact with the general public, not just its own employees and customers. Generally, the IPATS have been installed in high density pedestrian traffic areas. The Company anticipates that revenues from the IPATs will be provided by leasing fees paid by advertisers and service providers and by usage fees paid by consumers who obtain services through the IPATs.

           Prior to 1996, the Company's activities consisted primarily of consulting, writing, training and custom software development for various corporate and government clients, including Microsoft, for which it produced technical papers and provided consulting services. In performance of these activities, the Company developed skills in rapid application development and a base of courseware and reusable software objects to which it retains title. In 1995, the Company decided to direct these skills and its expanding body of reusable software objects toward the development of services through which it can derive revenue on a "per transaction" basis. It initially developed and operated OLEBroker(TM), an Internet-based subscription service that allows customers to search its database of information about software objects, find the information needed and at the customer's option, purchase needed objects on-line. The Company discontinued active marketing of OLEBroker(TM) at the end of 1996 in order to concentrate on its IPAT- and Internet-related businesses. However, in connection with the development of OLEBroker(TM), the Company developed significant additional software objects, which it then used in the development of technology for the IPAT and Internet service delivery programs. The Company anticipates that the IPAT and Internet service delivery programs will constitute the most significant part of its business. It may continue to engage in consulting activities as resources permit. In selecting consulting opportunities, the Company will focus primarily on assignments in connection with the sale of IPAT services or that can otherwise enhance its skill base.


INDUSTRY BACKGROUND

INTERNET DEVELOPMENT

           In recent years, computers have become increasingly interconnected through local area networks, wide area networks, and a technology for linking computers together known as the Internet Protocol (IP), as well as through various proprietary services. Increasingly, desktop personal computers (PCS) communicate with larger, shared servers using an arrangement known as client/server technology, as well as with other PCS on a peer to peer basis. The Internet, in particular, has experienced explosive growth in recent years as a means for computers to communicate with each other. While in its initial years, the Internet was used primarily for the transmission of electronic mail and for the dissemination of information, a technology called the World Wide Web ("WWW" or "Web"), a graphical approach to seeking and providing information, has proven to be very popular, and more than 40,000 websites operate to support Web browsers.

           Recently, CommerceNet, through Nielsen Media Research, conducted the Internet Demographics Survey, which the companies say is the first population-projectable survey regarding Internet usage. Among the survey's findings were these: there is a sizable base of Internet users--some 24 million people--in the United States and Canada; users of the World Wide Web are potentially ideal targets for business applications since they were found typically to be more educated and to have higher incomes than the rest of the population; and some 2.5 million people have already made purchases using the Web. The study found that users access the Internet fairly frequently, with 31% accessing it at least once a day. In addition, Internet users spend an average of five hours and 28 minutes online per week. The CommerceNet study has been criticized by some as unrepresentative, in that it over-represents highly educated individuals and under-represents individuals with less than a high school education. However, the critics generally acknowledge that even if the sample is skewed, the overall conclusions, if not their magnitude, are valid.

           Leading developers of Web browser software include Netscape, NCSA Mosaic and Microsoft. Leading developers of software for web servers include Netscape, O'Reilly and Purveyor. In 1996, Microsoft released an Internet server, called Internet Information Server, that it subsequently included as part of Release 4.0 of its NT operating system package.

           Internet technology has been enhanced in various ways to permit conventional applications to interact with users having access to an Internet connection and a web browser, to effect purchases and other transactions over the Internet. Such commercial use typically requires custom programming, and special techniques to provide for an acceptable level of security, given that the Internet is inherently an insecure network. Visa and MasterCard have announced standards to support the secure approval of credit card transactions over the Internet. These standards were developed jointly with Microsoft and Netscape. Separately, Netscape and VeriFone Inc. announced plans to develop software to support this standard with Netscape's commerce server software. DigiCash, N.A., CyberCash, Inc., and First Virtual Holdings have implemented their own Internet payment systems. The ability to accept payments easily over the Internet opens up many possibilities; for example, users can pay on a "per transaction" basis for use of specialized software or for obtaining information such as documents, price quotations, and the like.

           Many vendors, including Microsoft, offer techniques for improving the level of security on the Internet, including secure servers, firewalls, encryption techniques and other devices; however, even in the aggregate, these techniques are not wholly foolproof and the lack of full security may impede the growth of commerce on the Internet. New studies using very large Prime Numbers propose to have keys that all the computing power in the world today would take over a million years to break. Although this may be drastically reduced by new techniques in factoring Prime Numbers, finding a pattern to Prime Numbers, or future computer power growing much more than expected, these new techniques would offer far greater security than any codes in use today.

           In the past year, reusable software components have begun to be adapted for the Internet. Two strategies have emerged. The first is a language called Java created by Sun Microsystems for development of "applets" of downloadable and reusable software components over the Internet. More recently, Microsoft has developed software to support its ActiveX(TM) technology over the Internet, and has released a beta version of Visual Basic called Visual Basic Script for the development and support of ActiveX(TM) components over the Internet. Microsoft has also signed an agreement with Sun for support of Java applets in its Internet Explorer, an Internet Browser used by the Company.


INTRANET TECHNOLOGY

           Internet software is being used in private networks also. Such usage is referred to as an Intranet and it is increasingly becoming a part of the information services delivery strategy of many large organizations. Using Internet software to organize a private network can provide the same ease of use, hypertext capabilities, and downloading as does the Internet today. Intranets can be used to support a broad range of business solutions; that is, software programs that support business functions. Drawing from the usage of Internet e-mail and the Internet's World-Wide Web, Intranets can be used to publish and exchange information within a company.

           Additionally, Intranets can be used to make interactive business applications broadly accessible to a company's users wherever they are located. This is not just the traditional automating of business processes within a company. These applications can also tie together business processes between companies. An example of this would be linking suppliers with a manufacturing company's inventory system. This inter-company communication can take place by combining Intranets and the Internet. A new capability, called point-to-point tunneling protocol (PPTP), makes it feasible for secure business processes to operate over the Internet. In this connection, according to Microsoft, over 1.2 million people use the Microsoft Office family of web authoring tools.


IPAT TECHNOLOGY

           IPATs are public access stations that can supply information or perform transactions. They are becoming more and more common across the United States and include such applications as custom greeting card machines, automotive parts look-up centers, music CD-preview stations, museum information IPATs, and movie ticketing dispensers.

            Many IPATs today are self-contained. Others may be linked to a central site. IPATs have traditionally used conventional or proprietary technology. In contrast, the Company's IPAT technology combines the advantages of Internet and Intranet technology.


REUSABLE SOFTWARE COMPONENTS

           Historically, the Company engaged in rapid application development for others. It was attracted to this field because, as noted by Microsoft, software development in many companies today accounts for half or more of total expenditure for information processing. Often, software development takes longer than expected to complete, and fails to live up to expectations. In "Software's Chronic Crisis," W. Wayt Gibbs reports that over half of complex software projects fail (Scientific American, September 1994). Although U.S. corporations and institutions spend an annual $250 billion on software development, the Standish Group International reports that only 16% of projects come in on budget, on time, with all the planned features. Fifty-three percent are either over budget, delayed, have fewer functions than planned, or any combination thereof (Investor's Business Daily, January 25, 1995). Several techniques have been developed to remedy this situation, including a trend towards client/server computing, the use of graphical user interfaces, such as Windows, rapid application development languages and environments such as Visual Basic, PowerBuilder and Delphi and SQLWindows, and the development of techniques for reuse of software components such as OLE and OpenDoc.

           Reusable software has been a goal of software developers for many years, as a means of reducing the cost and time frames for software development. Programming languages that are "object-oriented" provide facilities that encourage development of reusable blocks of software called "objects." The leading languages which support object development are C++ and Smalltalk. Such objects can be reused only in their own environments, and modest success has been reported using such tools. More recently, the software community has begun to develop mechanisms for larger reuse through language- and platform-independent reusable software components. The goal of reusable software components is to provide a mechanism for reusing tested objects, without the necessity for the programmer reusing the code to need to understand the internal algorithms or structures of the code being reused. This reuse is accomplished by establishing a "contract" or agreed-upon mechanism for objects to interoperate.

           Currently, the leading technology for reusable components is called Object Linking and Embedding (OLE), now known as ActiveX(TM), and was developed by Microsoft. It is supported by over 300 independent software vendors (ISVs) who have developed several thousand reusable objects that are offered for commercial sale. Many organizations also develop their own reusable software components that they do not market to others. OLE is a proprietary Microsoft standard, but it is an open standard in the sense that it is published and anyone can build components conforming to this standard without payment of fees to Microsoft and without obtaining a license. Microsoft has recently taken steps to establish an independent standard-making body for ActiveX(TM) technology.

           A competing standard, developed by IBM and Apple and known as OpenDoc, was contributed to Component Integration Laboratories (CILabs), a non-profit industry-wide organization and is offered as an

"open" cross-platform standard (that is, it can be used with computers with different operating systems). Initial supporters of CILabs include Apple, IBM, Novell, Oracle, SunSoft and Xerox. Microsoft has not endorsed this standard. To date, few components have been developed to support OpenDoc. Once OpenDoc becomes available for the Windows platform, an effort which IBM has announced is underway, additional vendors may be motivated to develop for this specification.

           OLE is available for the Windows platforms and the Apple Macintosh line of computers with support provided by Microsoft. IBM, Microsoft, Computer Associates, Wang as well as specialized vendors such as Sheridan and Progress among others, have developed and offer for sale OLE components for these environments. In addition, Microsoft has licensed several third parties, including Digital Equipment Corporation, Software AG, and Insignia and Bristol Technologies to develop support for OLE on Digital's VMS platform, IBM's MVS mainframes and AS/400 computers, and UNIX platforms, respectively. Microsoft has estimated that 98% of computers will support OLE by 1998.

           A third standard, known as CORBA, a specification endorsed by the Object Management Group, is designed to allow objects written on different and otherwise incompatible platforms to interact using software known as object request brokers (ORBs). ORBs are offered by vendors including Digital, Orbit and Software AG.


OBJECTSOFT STRATEGY

           The Company's strategy is to focus on development and marketing of the IPAT and Internet service delivery products. In this regard, it will seek to enter into strategic alliances with, and provide Intranet and/or Internet software to, entities that have a need to provide information and documents contained in proprietary databases to, or conduct a large volume transactions of transactions with, the general public or specific, but large, audiences in an expeditious, widely and easily accessible manner. Such entities include municipalities, other government entities and agencies and large public and private entities such as publishers, trade and business associations and others. The Company will seek to develop alliances with software and hardware manufacturers whose products may be used in or integrated with the software being developed and marketed by the Company. The Company intends to retain an ownership interest in the objects it develops in support of such projects. Wherever possible, the Company also intends to contract, as it has with the City of New York, to own and operate the services itself.

           In addition, the Company will seek to structure its arrangements with customers to permit it to offer related and unrelated information and services, particularly to IPAT users who might not otherwise have access to the Internet. This could include commercial and public service advertising and potentially the ability to make purchases and conduct other transactions through the Internet.

           There can be no assurance that the Company will be able to fully implement its strategic objectives or that it will be able to successfully market its IPAT and Internet based transaction services.


PRODUCTS AND SERVICES

SMARTSTREET(TM) IPAT SERVICES

           The Company makes transactional services available via public access IPATs that combine the advantages of Internet and Intranet technology. Like an Intranet, the communication between the IPAT and its servers is accomplished over private, secure lines. Like an Internet, it enables an organization to interact with the general public, not just its own employees and customers. The Company anticipates that revenues from the IPATs will be provided by leasing fees paid by the service providers, such as the City, and by usage fees paid by consumers who obtain services through the IPATs.

           In early 1996, as part of its IPAT Demonstration Project, the City of New York entered into the City Agreement to develop public IPATs to be located in City offices and other public locations in an effort to expedite transactions with the City. Under the City Agreement, the City agreed to lease the first five IPATs, and the Company may deploy additional IPATs throughout the New York City area at its own risk and expense, subject to City approval of IPAT locations. The first five IPATs were deployed in New York City in July 1996. A sixth IPAT was installed in August, 1997. All IPATs providing City services for information, whether operated by the Company or other suppliers, carry the City's CityAccess(TM) logo. Pursuant to the City Agreement, the Company has developed IPATs through which members of the public can obtain access to the records of the Department of Buildings, certain Department of Health services, including copies (for a fee) of birth certificates, death certificates and dog licenses, obtaining public health information, and registering for certain courses offered by the Department of Health. Information on City government, directional information and information about New York City's events, museums, tourist attractions, shopping and similar matters is provided without fee. The City has recently requested pricing information for extending the City Agreement to include an additional 12 - 35 IPATs to be installed in the third quarter of 1997. However, there can be no assurance that a contract for this extension will ultimately be entered into.

           The Company's goal in designing the SmartStreet(TM) IPATs was to maximize potential use by developing software that would be inviting and easy to use. The IPATs are designed so that a potential user is attracted to the IPAT by digital videos played from the upper monitor. Initially these videos will include an "attract loop," narrated by the noted actor Tony Randall (currently Director of the National Repertory Theater) and a message from Mayor Rudolph W. Giuliani, as well as "spot" advertisements. The attract loop explains what can be done with the IPATs and how to use them, and shows people from many walks of life using them successfully.

           The IPATs are configured to permit the Company to offer additional services provided either by the Company or third parties and to sell advertising on such IPATs. The City Agreement requires the Company to pay to the City 50% of advertising and third party service revenues from the first five IPATs and 15% of such revenues from such additional IPATs that carry the CityAccess logo. The Company plans to exercise these rights and to actively solicit additional service providers and advertisers. The Company will seek to provide SmartStreet(TM) services to other municipalities, states and government agencies and to organizations in the private sector that provide a large volume of information, records and documents to the public. The Company may also seek to enter into agreements with the City and other customers to provide information and services over the Internet, in order to significantly expand the accessibility of such information and services. To date, the Company has not entered into any agreements to offer any of the foregoing additional services or products.

           In connection with the development of the IPATs and the deployment and operation of the first five IPATs, the City agreed to pay to the Company an aggregate of $661,080, of which $361,080 is payable in the form of monthly payments of $30,090 ($6,018 per IPAT), which were commenced as of August 1, 1996, and the balance of $300,000 is payable in partial amounts as certain milestones in the development, deployment and operation of the IPATs are achieved, of which $279,000 has been earned prior to September 30, 1997.

           For the first 43 weeks the Company's IPATs were used an average of 2,434 times per week. In recent weeks average usage has exceeded 4,000 uses per week. In the most recent week for which figures are available, the Company's IPATs averaged 805 uses per week each. In comparison, IPATs of the other two participants in the demonstration project averaged 294 and 787 uses each. The City has indicated that it intends to extend the contract through the end of 1998.

           The Company may also receive transaction fees in connection with the use of the IPATs by the public to obtain documents or certain other services. As of May 31, 1997, the first five IPATs were available only to provide City information and did not provide transaction services or carry any paid advertising or third party services. Consequently, no revenues have been generated to date by user transactions or advertising. The amount of future transaction and advertising revenues, if any, will depend on user and advertiser acceptance of the IPATs.

           In August 1997, ObjectSoft announced the development and immediate availability of SmartSign(TM), a modular line of IPATs contained in an enclosure that is only 7-1/2" in depth, with each module weighing less than 70 lbs., making the units suitable for regular shipment through UPS and Federal Express.

           The modules  initially consist of (a) a Pentium class processor unit,
(b) an active-matrix touch screen, with optional sealed heavy-duty keyboard, and optional credit card reader, (c) a printer unit with page printer and optional receipt printer, (d) a light-box advertising module with optional plasma display and (e) an optional touch-sensitive light-box. Although a working unit has been delivered and is operational, there can be no assurances that there will be any commercial sales of this line.

           As of September 30, 1997 no revenues have been generated by user transactions or advertising. The IPATs became available to support on-line inquiries into City databases as of June, 1997.

           Recently the Walt Disney Company agreed to a trial with advertising of the IPAT's installed in New York.

           Pursuant to the City Agreement, the Company has the right to install additional IPATs in the City, at the Company's risk and expense and subject to certain conditions including site approval by the City. The City will not be required to pay additional monthly payments for such IPATs, but it is anticipated, although there can be no assurance, that use by the public will generate transaction fees. The Company had commenced evaluating potential sites and will seek to install up to 25 additional IPATs over the next year. The first of these additional IPAT's was installed in July 1997 in the Museum of Science in Queens.

           At the time the City Agreement with the Company was executed, the City also signed similar agreements with two other companies for additional
IPATs. The City expects to evaluate its success with this program and, if it deems it successful, to issue a Request for Proposals for competitive bidding to supply additional IPATs throughout the City.

           The Company intends to market IPATs to other municipalities, government agencies and organizations in the private sector. In the future, the Company may seek to make its transactional services available over the Internet and to make the Internet available from the Company's public IPATs. Recently, the Company was the successful bidder in Seattle, Washington, for the installation of eight IPAT's providing information regarding ferry service.

           There can be no assurance that the Company's initial IPATs will perform on a commercial basis as anticipated, that the Company will be able to install and operate additional IPATs pursuant to the City Agreement, that the City will seek to acquire additional IPATs, that the Company will secure a contract to supply additional IPATs to the City, that it will succeed in marketing its IPATs to other potential users, or that it will be able to attract additional service providers or advertisers to IPATs that may be located in New York City or elsewhere.


Operation of SmartStreet(TM) IPATs
----------------------------------

           The Company's goal in designing the SmartStreet(TM) IPATs was to maximize potential use by developing software that would be inviting and easy to use. The IPATs are designed so that a potential user is attracted to the IPAT by digital videos played from the upper monitor. Initially these videos will include an "attract loop," narrated by the noted actor Tony Randall (currently Director of the National Repertory Theater) and a message from Mayor Rudolph W. Giuliani, as well as "spot" advertisements. The attract loop explains what can be done with the IPATs and how to use them, and shows people from many walks of life using them successfully.

           Once a user approaches the IPAT, he or she is greeted by a message, and invited to press on the touchscreen to continue. In the future, the Company expects to make the IPATs accessible in multiple languages. The user is guided with verbal and on-screen prompts to the various services and categories of information available from the IPAT. As currently configured, the Opening Screen is divided into five parts or frames (see Figure 1 below):

1. MULTIMEDIA FRAME - The upper left corner presents graphics, pictures of people or places, and "talking heads" to help the user navigate SmartStreet(TM).
2. TOOLBAR FRAME - SmartStreet(TM) navigation buttons are located just below the Multimedia Frame. These buttons are always visible and allow the user, at any time, to: a) Return to Home Menu b) Take a survey c) Get on-screen help in using the IPAT
3. CONTENT FRAME - Located to the right of the Multimedia and Toolbar Frames, this contains the content and menus of the information and services available on SmartStreet(TM).
4. FOOTER FRAME - Located below the Toolbar Frame and most of the Content Frame, this contains a place for local advertising and the keyboard for data input when needed.
5. VOLUME FRAME - Located to the right of the Footer Frame and beneath the Content Frame, this controls the IPAT volume. When a user walks away and the IPAT resets itself (after about two minutes of idle time), it automatically resets the volume to 5 (mid position). A small feedback area confirms the current setting for the user.

                               [GRAPHIC OMITTED]
                          [See above for description]



SmartStreet(TM) IPAT - Opening Screen

           The user has several choices on the Opening Screen to begin the SmartStreet(TM) experience. The user can:

1. Touch the Touch Here to Begin link in the Content Frame, the Home button in the Toolbar Frame, or the graphic in the Content Frame to jump to the Home Menu (see Figure 2 below).
2. Touch I'm Finished to take a short survey on his or her experience on the IPAT or leave a message.
3.         Touch I Need Help to get  online  verbal or video help on
           a)        What is available on the IPAT;
           b)        How to use the IPAT.

                               [GRAPHIC OMITTED]
                           [See below for description]


SmartStreet(TM) IPAT - Home Menu


           The Home Menu contains the starting point for each service available through SmartStreet(TM). The current services are:

1. KEYS TO CITY HALL - This service allows a user to look up city agencies, elected officials and city transportation (see below).
2. AROUND NEW YORK CITY - This service provides information on New York City attractions, tours, hospitals, churches, museums, theaters, sports arenas, etc. Most of the items in this section include maps of the attraction.
3. DEPARTMENT OF HEALTH ("DOH") - DOH services and publications are listed as well as the ability to print applications for Birth Certificates, Death Certificates, and Dog Licenses.
4. CityAccess(TM) IPATs - Lists the location and services available at all CityAccess(TM) IPATs.

5. DEPARTMENT OF BUILDINGS ("DOB") - DOB services include review of outstanding violations against a building, tracing of ownership records and review of heat complaint information.
6.         MARKETING ON  SmartStreet(TM)  - Information on how to contact the
           Company.
7. TRANSPORTATION - Maps and routes for subways, buses and railroads, as well as street maps.


           If a user wants to carry out a transaction for which there is a cost (such as obtaining a license or an official copy of a document), the user is advised of the charge and prompted to insert a credit card. The credit card reader in use is designed so that the user never lets go of the card, for added security. The transaction request is sent to the central server site over a secure frame-relay network. In turn, the server sends the credit information to a credit authorizer for approval. If the transaction is declined, the user is advised and invited to submit another card. If the transaction is accepted, a reservation is made against the user's credit line, and the server then proceeds to initiate a transaction with the City's computers, to which it is connected via private leased lines. Once the required service has been performed by the City's computers, and a confirming transaction number sent back, the credit authorizer is again contacted and the transaction is settled. The authorizer causes the user's account to be debited, and the merchant accounts of the City and the Company to be credited for the transaction fee and service fee, respectively. The Company's credit card transaction capability became functional in September, 1997.


SmartStreet(TM) IPAT Technology
-------------------------------

           SmartStreet(TM) IPATs were designed using advanced Internet technology. This technology allows the IPATs to operate either on a private Intranet or as an Internet site. The "browser" in the IPAT is Microsoft's Internet Explorer 3.0 (IE3), and the server is Microsoft's Internet Information Server 1.1 (IIS). By using IE 3 as an OLE object running full screen, hiding the Windows environment from the user, the Company was able to present a custom interface without having to develop custom operating system software or add-ons. The browser operates in a fashion suitable for use by the general public from a touch screen. Scroll bars, menus and status areas are turned off, and only functions which are specifically programmed or permitted are allowed.

           IE3 allows the use of new "light-weight" ActiveX(TM) controls and supports client-side VB Script and Java. IE3 also supports SSL 2.0, SSL 3.0, and PCT 1.0 security standards as well as advanced HTML Features such as Style Sheets, Frames & Tables, which convey content to the user at the IPAT. Many of these pages contain VB Script code to perform functions beyond the scope of normal HTML. This code uses objects, many of which were initially developed by the Company in connection with consulting contracts or OLEBroker(TM), to perform complex tasks on behalf of the IPAT. Some of the tasks these objects perform are:

1.      Printing formatted documents
2.      Reading a credit card
3.      Printing a receipt
4.      Transmitting Credit Card information to a bank for approval/disapproval
5.      Logging and error handling
6.      Storing the survey results into a database
7.      Adjustment of volume
8.      Production of custom maps (in the future)

           In addition, many third party ActiveX(TM) controls are or will be used, including:

1.      ESRI's Map Objects (Custom Maps)
2.      Wall Data's Rumba (mainframe connections)
3.      Microsoft's custom controls and timers (Look and feel of the IPAT)
4.      Microsoft Visual Basic's buttons (keyboards)

           The Server is built on Windows NT and runs Microsoft Internet Information Server, which supports "server-side" Visual Basic, and ActiveX(TM) controls. Microsoft BackOffice is also used for the databases and for system management. The connection between the remote IPATs (each of which is operated as a separate LAN) and the Server is accomplished through Frame Relay connections, and uses equipment manufactured by RAD and by Cisco. The connection is transmitted via regulated common carriers.

           The IPATs were designed to comply with the accessibility requirements of the Americans with Disabilities Act. The Company used subcontractors for the design hardware and graphics associated with its IPATs, and the IPATs are constructed by a subcontractor in accordance with the specifications developed by the Company. They are constructed of hardened steel, with baked-on, vandal-resistant paint. The touchscreen in use is made of tempered glass for secure and vandal-resistant operation.


Marketing
---------

           The objective of the Company's marketing efforts is to obtain the rights to place its IPATs in compelling high-density locations. In addition, the company seeks to attract advertisers based on the number and demographics of "impressions" that the Company can offer to advertisers. To this end, the Company has commissioned site surveys that count that actual population at each existing location. The Company has retained a consultant to assist the Company in leasing space in favorable locations and on satisfactory terms. In addition, the Company has retained a media consultant to prepare a media kit and to target it to suitable advertisers. The Company has retained a public relations consultant to disseminate news related to its IPATs and to stimulate demand. Additional marketing efforts focus on identifying content-providers whose offerings can create additional transaction revenue for the Company's IPATs. In seeking content-providers, the Company will exhibit at major trade shows where it will partner with several of its major vendors. For example, the Company partnered with Dell and Microsoft at the Government Technology trade show held in Albany, New York in September 1996, and it expects to participate in similar joint efforts on an ongoing basis. A telemarketing program has been initiated to target tourist, recreational and similar facilities to list their facilities on the Company's IPATs. This effort will be contracted to a telemarketing firm on a commission basis.

           The Company's marketing activities are currently performed by its executive officers and consultants under such officers' supervision. In March 1997, the Company engaged June R. Petroff as Senior Vice President of Sales and Marketing. Ms. Petroff was formerly employed as Vice President-Corporate Marketing for Gateway Outdoor Advertising, and has significant experience in non-traditional media.


OLEBROKER(TM)
-------------

           The Company's first commercial product for the Internet was OLEBroker(TM), introduced in November 1995. OLEBroker is an on-line subscription service for OLE reusable components. This service is operated on the Internet with the Universal Resource Locator (URL) of http://www.olebroker.com. The service contains the searchable full text of the help files of OLE and ActiveX(TM) components that have been provided for listing by component vendors. In addition, it contains white papers, specifications, standards, training materials, and news articles. OLEBroker(TM) is designed to be a one stop place to get information on OLE, as well as to find component needs for particular purposes. The Company discontinued active marketing of OLEBroker(TM) at the end of 1996 in order to concentrate on its IPAT - and Internet-related businesses. However, in connection with the development of OLEBroker(TM), the Company developed significant additional software objects, which it then used in the development of technology for the IPAT and Internet service delivery programs.

CONSULTING, TRAINING AND AUTHORING SERVICES

           The Company's historical business has been to assist clients in making the transition from mainframes and minicomputers to client/server and rapid application development. These services have included training, authoring and consulting for numerous clients in a variety of industries, including the insurance, manufacturing and fashion industries, as well as the public sector. The Company intends to continue to engage in these activities as resources permit. In selecting opportunities, the Company will focus primarily on consulting and training assignments in connection with the sale of IPAT services or that can otherwise enhance its skill base.


Training Services

           The Company has provided training courses in subjects including:

                o     Client/Server Rapid Application Development

                o     Graphical User Interface Design

                o     Internet Development

                o     Automated Testing of Software

                o     Introductory and Advanced Visual Basic

                o     Component Development with OLE 2.0

                o     Help Authoring and Software Documentation

           Training fees are typically charged on the basis of per-diem fees of $2,000 - $3,000 per day and a materials cost, if applicable, plus reimbursement for out-of-pocket expenses. Most seminars are held at client sites.


Authoring Services

           David E. Y. Sarna and George J. Febish, Co-Chief Executive Officers of the Company, author a monthly column, called Paradigm Shift, focusing on development, Internet and Intranet issues, for Datamation, a magazine with a circulation of approximately 225,000 published by Cahners Publishing Company, a division of Reed Elsevier Inc. In addition, the Company has authored three white papers for Microsoft covering OLE, Three-tier Client/Server Architecture and Visual Basic for Enterprise Development, and completed various assignments for other clients. Fees from these services are negotiated on a project basis.


Custom Development and Consulting Services

           Custom Development and Consulting Services include the design of OLE objects, as well as complete multimedia systems. Fees for such services are negotiated either on the basis of hourly billing rates for the staff assigned or for fixed fees for specified services.

           The Company entered into a contract in 1995 with ACORD Corporation, a non-profit organization, whose members include property and casualty insurers and about 40,000 independent agents ("ACORD"). ACORD develops and maintains communications standards for the property and casualty industry. The Company assisted ACORD in defining AL4, an OLE-based standard and set of objects for implementing

ACORD  forms,  which  comply  with  184  standards  set  by  various  regulatory organizations. Developers from ACORD and the Company are creating and distributing the reusable ACORD knowledge objects for particular insurance forms. The standard also describes how ACORD's Independent Software Developers
(ISDs) can incorporate these OLE-based objects into their systems. The Company intends to work with ISDs to assist them in implementing support for AL4 on the basis of consulting agreements.


RELATIONSHIP WITH MICROSOFT

           The Company has established a strategic relationship with Microsoft that it believes is important to its sales, marketing and support activities, as well as to its product development efforts relating to its IPATs. Microsoft supports the Company in marketing its public access services, and has informally agreed to exhibit the Company's IPATs in Microsoft displays at various trade shows. It has also issued statements that included favorable references relating to the Company's products. Microsoft has also entered into various non-disclosure agreements with the Company with respect to unannounced Microsoft products, under which the Company has the opportunity to have advance knowledge of software technology being developed by Microsoft. Microsoft has also provided, and continues to provide, fee-based consulting services to the Company through Microsoft Consulting. Since 1994, the Company has served as the exclusive regional host and sponsor of Microsoft Developer Days, an ongoing series of technical conferences organized and operated by Microsoft. The most recent conference was held on March 19, 1997. The conference attracted over 5,000 paid registrants and was completely sold out. The Company has also produced technical papers for, and provided consulting services to, Microsoft. The next conference is expected to be held in February 1998.


COMPETITION

           The Company is subject to competition from different sources for its different services. The Company's intranet IPAT business competes with numerous companies, including IBM, North Communications, Golden Screens and NCR (currently a division of AT&T). The City has also awarded contracts, comparable to the contract awarded to the Company, to North Communications and DSSI (which awarded a subcontract to Golden Screens), both of which have sold similar IPATs to other municipalities. After fulfillment of the initial contracts, if the City chooses to install additional IPATs throughout the City of New York, it may award to others, and not the Company, the contract to install such additional IPATs. Further, there can be no assurance that other municipalities or other entities will seek to acquire IPATs from the Company. In addition, if the use of IPATs provided by the Company and others proves to be successful in New York City and other municipalities and locations, additional companies in the software, hardware and communications areas, among others, may seek to enter the market. Many of such competitors may have resources far greater than the Company. A total of 19 companies competed for the contracts with the City of New York, many of which can be expected to compete aggressively in other competitive situations.


CUSTOMERS

           The customer base for the Company's IPAT business consists principally of municipalities and other public sector or commercial entities to which the Company would sell or lease IPATs, prospective advertisers and ultimately consumers accessing IPAT services or products. The Company also intends to market its consulting services to mall operators.

           The Company historically has derived a significant portion of its revenues from a relatively limited number of customers. During the six months ended June 30, 1997, the City of New York accounted for 73% of the Company's revenues pursuant to the City Agreement. During the twelve months ended December 31, 1996, two customers, the City of New York and Microsoft accounted for 71% of the Company's revenues. During 1995, two customers accounted for approximately 48% of the Company's revenues.

PROPRIETARY RIGHTS

           The Company's success is highly dependent on its proprietary technology. The Company views its software as proprietary, and relies on a combination of trade secret, copyright and trademark laws, non-disclosure agreements and contractual provisions to establish and protect its proprietary rights. The Company has no patents or patents pending and has not to date registered any of its trademarks or copyrights. The Company plans to seek registrations in the United States for the following trademarks:
SmartStreet(TM), ObjectSoft(TM), OLEBroker(TM) and CafeOLE(TM). In addition, the Company plans to register certain of these trademarks in principal foreign jurisdiction.

           The source code for the Company's proprietary software is protected as a trade secret. In addition, because the Company does not sell or license its technology to third parties, but rather delivers services through its IPATs and OLEBroker(TM), its proprietary software is not disclosed to third parties. Furthermore, the Company enters into agreements, as appropriate, with employees, consultants and subcontractors containing provisions relating to confidentiality and the assignment of inventions and other developments to the Company. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies or products.

           Research and development expenditures were $287,608 for the six months ended June 30, 1997 and $92,693 in 1996 and $62,863 in 1995. In addition, during the years ended December 31, 1996 and December 31, 1995, the Company has capitalized additional software development costs which aggregated $137,904 and $118,478, respectively.


GOVERNMENT REGULATIONS AND LICENSING

           The Company believes that it has all licenses necessary to operate its business as currently conducted in New Jersey and New York.

           The Company is not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally and businesses doing business with governmental agencies. In connection with its contract with the City and future contracts, if any, with the City and other municipalities or government entities, the Company will have to comply with such regulations, including bidding procedures and record-keeping, audit, insurance, bonding and anti-discrimination provisions, among others.

           Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of products or services. The Company cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on its business. See "Risk Factors -
Government Regulation; Potential Liability for Information and Content Disseminated through Network."


FACILITIES

           The Company occupies approximately 4,300 square feet of office space in Hackensack, New Jersey, under a lease with an unaffiliated landlord that expires on March 31, 2003 and provides for a base rent of $58,008 per annum in 1997, subject to certain increases in subsequent periods.

EMPLOYEES

           As of September 30, 1997, the Company had 13 employees, 12 of which were full-time, and all of whom are based in its Hackensack, NJ offices. These include 6 in product development, 3 in management and sales, 2 in operations and 2 in finance and administration.

           Although the Company expects to increase its full-time staff to 17 or more, on an "as-needed" basis, the Company intends to continue with its policy to outsource non-strategic functions such as artwork development, repetitive testing, maintenance and bookkeeping rather than using its own staff for these functions.

           Other than Messrs. Sarna and Febish, the Company's executive officers, no other senior personnel have entered into employment agreements obligating them to remain in the Company's employ for any specific term; however, substantially all key employees of the Company are parties to nonsolicitation, confidentiality and Noncompetition agreements with the Company. In addition, independent contractors enter into confidentiality agreements with the Company.

LEGAL PROCEEDINGS

           In or about January 1997, the Company commenced an action in the United States District Court for the District of New Jersey against Harvey Bayard ("Bayard"), a former stockholder, officer and director of the Company. In its complaint, the Company alleges, among other things, that Bayard wrongfully induced certain shareholders and investors to repudiate and breach their commitments to enter into lock-up agreements in connection with the Company's November 1996 initial public offering, that Bayard wrongfully interfered with the Company's contractual relations with Renaissance Financial Securities Corporation, that Bayard breached his own agreement with the Company and his own agreement to execute a lock-up agreement, and that Bayard breached certain of his fiduciary obligations to the Company and engaged in other actionable conduct that damaged the Company. The Company seeks compensatory damages in excess of $3,500,000.00 and punitive damages. In April 1997, Bayard asserted a counterclaim against the Company and David E.Y. Sarna ("Sarna"), the Chairman of the Board of the Company. Bayard's counterclaim alleges, among other things, that the Company and Sarna commenced a scheme to coerce Bayard into entering into a lock-up agreement (which Bayard never signed) with respect to his shares in the Company and to compel him to act on the Company's behalf in inducing other shareholders to enter into lock-up agreements. Bayard also alleges that the Company and Sarna communicated with his business associates for the purpose, among other things, of damaging Bayard's professional reputation. Bayard seeks compensatory and punitive damages in an unspecified amount. The Company moved to dismiss the counterclaim and intends to vigorously prosecute its claims against Bayard. The Court subsequently ruled that Bayard's counterclaim will be dismissed if it is not properly amended within the period of time provided by the Court's Order.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

           The executive officers and directors of the Company are as follows:


     NAME                        AGE    POSITION

     David E. Y. Sarna1           47    Chairman, Secretary and Director
     George J. Febish(1)          48    President, Treasurer and Director
     June Petroff                 45    Senior Vice President - Sales and
                                        Marketing
     Daniel E. Ryan(1)(2)(3)(4)   49    Director
     Gunther L. Less              66    Director

 (1)   Member of Executive Committee
(2)   Member of Audit Committee
(3)   Member of Compensation Committee
(4)   Member of Stock Option Plan Committee


           David E. Y. Sarna together with Mr. Febish founded the Company in 1990. Mr. Sarna has been the Chairman, Co-Chief Executive Officer, Secretary and a director of the Company since December 1990. He has also been, since 1994, a Contributing Editor of Datamation magazine. Prior to co-founding the Company, Mr. Sarna founded Image Business Systems Corporation, a computer software development company, in 1988. Prior to founding Image Business Systems Corporation, Mr. Sarna was formerly Executive Vice-President and a co- founder of International Systems Services Corp. ("ISS"), a computer software company that developed ISS Three(TM). From 1976 to 1981, Mr. Sarna was employed by Price Waterhouse & Co., as a management consultant, beginning as a senior consultant and rising to the position of senior manager. From 1970 to 1976 Mr. Sarna was employed by IBM Corporation in technical and sales positions. Mr. Sarna began his professional career at Honeywell in 1968. Mr. Sarna holds a BA degree from Brandeis University and did graduate work at the Technion - Israel Institute of Technology. Mr. Sarna is a Certified Systems Professional and a Certified Computer Programmer. He is the co-author, with Mr. Febish, of PC Magazine Windows Rapid Application Development (published by Ziff-Davis Press in 1994), several other books and over 50 articles published in professional magazines. Mr. Sarna is also the co-inventor of patented software for the recognition of bar-codes.

           George J. Febish together with Mr. Sarna founded the Company in 1990. Mr. Febish has been the President, Co-Chief Executive Officer, Treasurer and a director of the Company since December 1990. He has also been, since 1994, a Contributing Editor of Datamation magazine. Prior to co-founding the Company, Mr. Febish was Executive Vice President and Chief Operating Officer of Image Business Systems Corporation, a computer software development company, from 1988 to 1990. Prior to joining Image Business Systems Corporation, Mr. Febish was the Director of Marketing at ISS, a computer software company that developed ISS Three(TM). Prior to joining ISS, Mr. Febish was the Eastern Regional Sales Manager for Bool & Babbage. In 1970, Mr. Febish began his professional career with New York Life Insurance Company. Mr. Febish holds a B.S. degree from Seton Hall University. He is the co-author, with Mr. Sarna, of PC Magazine Windows Rapid Application Development and the author of numerous published articles.

           June Petroff has been the Senior Vice President of Sales and Marketing for the Company since March 1997. From 1992 until she joined the Company, Ms. Petroff was Vice President of Marketing for Gateway

Outdoor Advertising, where she was Marketing Manager from 1991 - 1992. Ms. Petroff has a B.A. from Colgate University and did graduate work at New York University Graduate School of Business.

           Daniel E. Ryan has been a director since 1991. Mr. Ryan has been employed by New York Life Insurance Company since July, 1965 where, since 1981, he has held the title of Corporate Vice President. Mr. Ryan is the head of the Service Center Development of New York Life Insurance Company's Information
Systems organization. Mr. Ryan holds an MBA in Computer Science from Baruch College and a B.S./BA in Industrial Management from Manhattan College. Mr. Ryan is a Certified Systems Professional.

           Gunther L. Less. Mr. Less owns and operates GLL TV Enterprises, through which he has acted as the producer and host of "Journey to Adventure," a travel-documentary show that has appeared in syndication on broadcast and cable television networks for over 35 years. He also acts as a special media consultant to the airline industry and has held various executive and consulting positions in the travel industry, including as an Agency Manager for American Express, President of Planned Travel, Inc., a subsidiary of Diners Club, Inc., System Sales and Marketing Manager for Avis Rent-A-Car and Manager-External Affairs for Olympic Airways and personal consultant to the late Aristotle Onassis, and consultant to Hyatt International Corporation. He is also a past president of the American Association of Travel Editors. Mr. Less was the director nominee of the Underwriter.

           The Company's Board of Directors is divided into two classes. The Board is composed of two Class I Directors (Messrs. Sarna and Less) and two Class II Directors (Messrs. Febish and Ryan). The term of office Class I Directors expires at the second Annual Meeting of Stockholders following the Company's 1997 Annual Meeting of Stockholders. The term of office of Class II Directors expires at the Company's 1998 Annual Meeting of Stockholders. Directors elected to succeed those whose terms expire are elected to a term of office expiring at the second Annual Meeting of Stockholders following their election. Directors hold office until the expiration of their respective terms and until their successors are elected or until death, resignation or removal. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, control of the Company. Vacancies on the Board of Directors may be filled only with the approval of a majority of the Board of Directors then in office. Furthermore, any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause and by a vote of 75% of the outstanding shares of Common Stock. See "Description of Securities -Delaware Takeover Statute and Certain Charter Provisions."

           Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.


DIRECTOR COMPENSATION

           In 1996, directors who were not officers or employers of the Company received no compensation for attendance at Board meetings or Committee meetings, however, each director is reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings or other Company business.

           In March 1996 the Board of Directors adopted the 1996 Stock Option Plan ("Plan") pursuant to which each director who is not a salaried employee of the Company on the date the Plan is approved by stockholders, was granted an option to purchase 10,000 shares of Common Stock. Thereafter when each director who is not a salaried employee of the Company first becomes a director, such individual is granted an option to purchase 10,000 shares of Common Stock. In addition, immediately following each Annual Meeting of Stockholders at which directors are elected, each person who is not a salaried employee of the Company and is then a director is granted an option to purchase an additional 5,000 shares of Common Stock. The exercise price of each share of Common Stock under any option granted to a director under the Plan shall be equal to the fair market value of a share of Common Stock on the date the option is granted.

COMMITTEES OF THE BOARD OF DIRECTORS

           The Company has established (i) a Compensation Committee whose sole member is Mr. Ryan, (ii) an Audit Committee whose sole member is Mr. Ryan, (iii) and Executive Committee whose members are Messrs. Sarna, Febish and Ryan, and
(iv) Stock Option Plan Committee whose sole member is Mr. Ryan.


EXECUTIVE COMPENSATION

           The following table sets forth information concerning annual and long-term compensation, paid or accrued, for the Chief Executive Officer and for each other executive officer of the Company whose compensation exceeded $100,000 in fiscal 1996 (the "Named Executive Officers") for services in all capacities to the Company during the last three fiscal years.

                         SUMMARY COMPENSATION TABLE (1)

                                           Annual Compensation
                                     -------------------------------
                                                                          Long-Term
                                                                        Compensation
                                                                        ------------
                                                                          Awards(1)
                                                            Other         ---------
Name and                                                    Annual       Securities
Principal                                                  Compen-       Underlying        All Other
Position                             Year    Salary(2)    sation (3)    Options/SARs      Compensation
--------                             ----    ---------    ----------    ------------      ------------
David E.Y. Sarna,                    1996     $208,000         --          50,000               --
Chairman, Secretary and              1995     $200,000         --              --               --
Co-Chief Executive Officer           1994     $200,000         --              --               --


George J. Febish,                    1996     $208,000         --          50,000               --
President, Treasurer and             1995     $200,000         --              --               --
Co-Chief Executive Officer           1994     $200,000         --              --               --

----------------
(1) None of the Named Executive Officers received any Restricted Stock Awards or LTIP Payouts in 1994, 1995 or 1996.

(2) Includes $107,220 that was accrued but not paid to each of Messrs. Sarna and Febish in 1995. At December 31, 1995, the total amount of compensation accrued but not paid to each of Messrs. Sarna and Febish, inclusive of prior years, was $195,844. Such amounts were subsequently paid in full, with $100,000 and $50,000 paid to each of Messrs. Sarna and Febish from the proceeds of a bridge loan offering of notes and warrants completed in June 1996 (the "Bridge Loan Offering") and an offering of units of common stock and warrants completed in August 1996 (the "July 1996 Offering"), respectively, and the balance paid from operating revenues.

(3) As to each individual named, the aggregate amounts of personal benefits not included in the Summary Compensation Table do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.

EMPLOYMENT AGREEMENTS

           The Company has entered into an employment agreement with each of David E. Y. Sarna and George J. Febish, effective as of July 1, 1996, which expires on December 31, 2001. The employment agreements each provide for a current annual base salary of $208,000. Each of the employment agreements also provides for a bonus of 5% per annum of the Company's Earnings Before Depreciation, Interest, Taxes and Amortization. In addition, on an annual basis, the Board of Directors will consider paying an additional bonus to each of Messrs. Sarna and Febish that is based upon the increase in the Company's gross revenues, taking into account any increase in the Company's expenses. The annual base salary under the current agreements may be increased at the discretion of the Board of Directors. The agreements provide for (i) a severance payment of the base compensation and bonus of the prior full fiscal year and payment of all medical, health, disability and insurance benefits then payable by the Company for the longer of (a) the remainder of the term of the employment agreement or
(b) 12 months, as well as (ii) the base compensation and bonus accrued to the date of termination, upon the occurrence of (x) termination by the Company without cause, (y) termination by the employee for good reason or (z) a change in control of the Company, if the employee resigns after the occurrence of such change in control. Each of the employment agreements limit the severance payments to an amount that is less than the amount that would cause an excise tax or loss of deduction under the rules relating to golden parachutes under the Internal Revenue Code.


OFFICER WARRANTS

           Each of David E. Y. Sarna and George J. Febish have entered into a Warrant and Warrant Agreement with the Company. The Warrant and Warrant Agreements, dated April 15, 1993 (the "Officer Warrants") provides for the right of each of them to purchase 50,000 shares of Common Stock at an exercise price per share of $.50. The Officer Warrants permit the executive's estate to cause the Company to purchase the underlying shares at the Company's book value per share. The Officer Warrants provide that the number of shares and the exercise price are subject to anti-dilution adjustments and grants "piggyback" registration rights with respect to the underlying shares. See "Description of Securities - Outstanding Warrants and Options - Officer/Stockholder Warrants; 1996 Stock Option Plan."


STOCK OPTIONS

           The following table sets forth information as to all grants of stock options to the Named Executive Officers during fiscal 1996 under the 1996 Stock Option Plan (and does not include any options granted by the Company subsequent to December 31, 1996).


                            OPTION GRANTS IN 1996(1)



                                            Individual Grants (1)
                            ---------------------------------------------------
                            Number of     % of Total
                           Securities       Options
                           Underlying     Granted to
                             Options       Employees     Exercise    Expiration
Name                         Granted        in 1996        Price      Date (2)
----                         -------        -------        -----      --------

David E.Y. Sarna             50,000          34.5%         $3.50    July 1, 2001
George J. Febish             50,000          34.5%         $3.50    July 1, 2001

--------------------------------------

(1) No stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during fiscal 1996.

(2)   The options became exercisable immediately on the grant date.

           There were no stock option or SAR exercises during fiscal 1996 and no SARs were outstanding at December 31, 1996.


1996 STOCK OPTION PLAN

           The Company's 1996 Stock Option Plan (the "Plan") was approved by the Company's Board of Directors in 1996. The Company has reserved 250,000 shares of Common Stock under the Plan and an additional 500,000 shares have been approved by the Company's Board, subject to approval of the holders of a majority of the Company's Common Stock if required. Options granted under the Plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Key employees as well as other individuals, such as outside directors, consultants and advisors who provide necessary services to the Company are eligible to participate in the Plan. Non-employees and part-time employees may receive only non-qualified options. Options to purchase an aggregate of 250,000 options have been granted to date under the Plan, including 50,000 options granted to each of David E. Y. Sarna and George J. Febish, the Company's Co-Chief Executive Officers .

           The Plan is administered by the Stock Option Committee of the Board of Directors, which will be comprised solely of non-employee directors (who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act (the "Committee")). The Committee can make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. No member of the Committee shall be eligible to receive discretionary grants of options during, and for a period of one year following, their service on the Committee. The Committee presently consists of Mr. Ryan. The description of the Plan set forth herein is qualified in its entirety by reference to the text of the Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

           The exercise price for the shares purchased upon exercise of non-qualified options granted under the Plan is determined by the Committee. The exercise price of an incentive stock option must be at the fair market value of the Company's Common Stock on the date of grant (110% of the fair market value for stockholders who, at the time the option is granted, own more than 10% of the total combined classes of stock of the Company or any subsidiary). No employees may exercise more than $100,000 in options held by them in any year.

           Each director who was not a salaried employee of the Company on the date the Plan was approved by stockholders, was granted an option to purchase 10,000 shares of Common Stock. Thereafter, when each director who is not a salaried employee of the Company first becomes a director, such individual is granted an option to purchase 10,000 shares of Common Stock. In addition, immediately following each Annual Meeting of Stockholders at which directors are elected, each person who is not a salaried employee of the company and is then a director is granted an option to purchase an additional 5,000 shares of Common Stock. The exercise price of each share of Common Stock under any option granted to a director under the Plan shall be equal to the fair market value of a share of Common Stock on the date the option is granted.

           No option may have a term of more than ten years (five years for 10% or greater stockholders and outside directors). Options generally may be exercised only if the option holder remains continuously associated with the Company or a subsidiary from the date of grant to the date of exercise. However, options may be exercised upon termination of employment or upon death or disability of any employee within certain specified periods.

           The following is a general summary of the federal income tax consequences under current tax law of nonqualified stock options ("NQSOs") and incentive stock options ("ISOs"). It does not purport to cover all of the special rules, including special rules relating to persons subject to the reporting requirements of Section 16 under the Exchange Act who do not hold the shares acquired upon the exercise of an option for at least six months after the date of grant of the option and special rules relating to the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

           An optionee will not recognize taxable income for federal income tax purposes upon the grant of a NQSO or an ISO.

           Upon the exercise of a NQSO, the optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company will generally be entitled to a deduction for such amount at that time. If the optionee later sells shares acquired pursuant to the exercise of a NQSO, he or she will recognize long-term or short-term capital gain or loss, depending on the period for which the shares were held. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gain. Proposed legislation would treat long-term capital gain even more favorably. There can be no assurance, however, that such proposed legislation will be enacted.

           Upon the exercise of an ISO, the optionee will not recognize taxable income. If the optionee disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to him or her, the optionee will recognize long-term capital gain or loss and the Company will not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period, all or a portion of the gain will be treated as ordinary income and the Company will generally be entitled to deduct such amount.

           In addition to the federal income tax consequences described above, an optionee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee's regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price therefor is an adjustment which increases alternative minimum taxable income. In addition, the optionee's basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the ISO adjustment) is allowed as a credit against the optionee's regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.


SEP

           The Company established in 1990 a simplified employee pension ("SEP") plan covering all qualified employees. Pursuant to the SEP, employees may elect to contribute up to 15% of their compensation on a pre-tax basis (up to the statutory prescribed annual limit ($9,500 in 1997)) to the SEP. The SEP plan is intended to qualify under Section 408(k) of the Internal Revenue Code.


401(K) PLAN

           Effective April 1, 1997, the Company adopted a Profit Sharing Plan and Trust intended to qualify under Section 401(k) of the Internal Revenue code of 1986, as amended. Company employees are eligible to participate in the plan if they were employed by the Company on April 1, 1997, and otherwise become eligible to participate in the plan if they have completed one-half year of service with the Company and have attained age 21. Each participant in the plan may elect to defer, in the form of contributions to the plan, no more than a specified percentage of compensation that would otherwise be paid to the eligible employee in the applicable year, not to exceed a statutorily prescribed annual limit of $9,500 in 1997, provided that allocations to any participant's account may generally be no more than the lesser of $30,000 or 25% of any such participant's compensation in any year. The Company makes discretionary matching contributions to the plan on behalf of participants as determined each year by the Company, subject to certain conditions set forth in the plan, and may make a special discretionary contribution equal to a percentage of the participant's contribution. Each participant is always 100% vested in the amount that such participant has contributed, is 100% vested in the Company's special contributions made to the plan and is subject to certain vesting provisions included in the plan with respect to the Company's discretionary matching contributions (25% after each of the first four years of service).


KEY-MAN LIFE INSURANCE

           The Company currently maintains key man insurance, of which it is the beneficiary, on the lives of each of David E. Y. Sarna and George J. Febish in the amount of $1,000,000 each.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

           The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") and its Amended and Restated Bylaws (the "Bylaws") provides that, except to the extent prohibited by the Delaware General Corporation Law, its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have a fiduciary duty to the Company which is not eliminated by the provisions of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

           The Certificate of Incorporation and Bylaws also provide that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, all of its present and former officers and directors, and any party agreeing to serve as an officer, director or trustee of any entity at the Company's request, in connection with any civil or criminal proceeding threatened or instituted against such party by reason of actions or omissions while serving in such capacity. Indemnification by the Company includes payment of expenses in defense of the indemnified party in advance of any proceeding or final disposition thereof if the indemnified party undertakes to repay the Company upon an ultimate determination that the indemnified party was not entitled to indemnification by the Company. This provision also requires Board of Director approval as a precondition to any indemnification by the Company for proceedings instituted by the indemnified party. The rights to indemnification provided in this provision do not preclude the exercise of any other indemnification rights by any party pursuant to any law, agreement or vote of the stockholders or the disinterested directors of the Company.

           Section 145 of the Delaware General Corporation Law generally allows the Company to indemnify the parties described in the preceding paragraph for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by the Company if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (1) by the Board of Directors by a majority vote of a quorum of directors who are not parties to such proceedings, or (2) if such a quorum is not obtainable or if directed by a quorum of disinterested directors, by independent legal counsel in a written opinion, or (3) by the stockholders.

           The Company will seek to purchase and maintain directors and officers insurance as soon as the Board of Directors determines practicable, in amounts that is considers appropriate, insuring the directors and officers against any liability arising out of their status as such, regardless of whether the Company has the power to indemnify such persons against such liability under applicable law.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

           The following table sets forth, as of September 30, 1997, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers (as such term is herein defined) and (iv) all directors and executive officers of the Company as a group.


Name and                                   Number of Shares        Percentage
Address of                                  of Common Stock        Ownership(3)
Beneficial Owners(1)                         Beneficially          ------------
--------------------                           Owned(2)
                                              ----------
David E. Y. Sarna (4) (5)                       847,500                20.3%

George J. Febish (4) (6)                        907,500                21.7%

June Petroff (7)                                 20,000                  *

Melvin Weinberg, Esq. (8)                       300,000                 7.3%
c/o Parker Chapin Flattau & Klimpl, LLP
1211 Avenue of the Americas
New York, New York  10036

Cyndel & Co., Inc. (9)                          242,500                 6.0%
26 Ludlam Avenue
Bayville, New York 11709

Steven Bayern (10)                              288,000                 7.0%
26 Ludlam Avenue
Bayville, New York 11709

Daniel E. Ryan (11)                              15,000                  *

Gunther L. Less (11)                             15,000                  *

All officers and directors as                 1,805,000                41.7%
a group (5 persons) (3)(11)

-----------

*     Less than 1%.

(1) Unless otherwise indicated, the business address of each of the officers and directors is c/o ObjectSoft Corporation, Continental Plaza III, 433 Hackensack Avenue, Hackensack, New Jersey 07601
(2) Unless otherwise noted, the Company believes that all persons named have sole voting and investment power with respect to all shares of Common Stock listed as owned by them.
(3) Each person's percentage interest is determined assuming that all options, warrants and convertible securities that are held by such person (but not by anyone else) and which are exercisable or convertible within 60 days have been exercised for or converted into Common Stock.
(4) Includes, for each of Messrs. Sarna and Febish, immediately exercisable warrants to purchase 50,000 shares of Common Stock and 50,000 options granted under the Company's 1996 Stock Option Plan.

(5) Includes 150,000 shares held by The David E. Y. Sarna Family Trust ("Sarna Trust"), of which Rachel Sarna, the wife of Mr. Sarna, and Melvin Weinberg, Esq. are the trustees. The children of Mr. and Mrs. Sarna are the sole beneficiaries. Mr. Sarna disclaims beneficial ownership of the shares held by the Sarna Trust.
(6) Includes 150,000 shares held by The George J. Febish Family Trust ("Febish Trust"), of which Janis Febish, the wife of Mr. Febish, and Melvin Weinberg, Esq. are the trustees. The children of Mr. and Mrs. Febish are the sole beneficiaries. Mr. Febish disclaims beneficial ownership of the shares held by the Febish Trust.
(7) Includes immediately exercisable options to purchase 20,000 shares of Common Stock granted under the Company's 1996 Stock Option Plan.
(8) Melvin Weinberg, Esq., by virtue of his shared dispositive power as a trustee over the shares of Common Stock held by both the Sarna Trust and the Febish Trust (collectively the "Family Trusts"), may be deemed a beneficial owner of a total of 300,000 shares of Common Stock, representing the aggregate share holdings of the Family Trusts. The Sarna Trust was set up by Mr. Sarna for the benefit of his children. Mr. Weinberg and Mrs. Sarna are trustees of the Sarna Trust and share dispositive power with respect to the shares of Common Stock owned by the Sarna Trust, but Mrs. Sarna has the sole voting power with respect to such shares. The Febish Trust was set up by Mr. Febish for the benefit of his children. Mr. Weinberg and Mrs. Febish are trustees of the Febish Trust and share dispositive power with respect to the shares of Common Stock owned by the Febish Trust, but Mrs. Febish has the sole voting power with respect to such shares. Mr. Weinberg disclaims beneficial ownership of the shares of Common Stock held by the Family Trusts.
(9) Includes immediately exercisable warrants to purchase 20,000 shares of Common Stock. Cyndel & Company, Inc. ("Cyndel") is engaged in the business of management consulting and is owned by Steven Bayern and Patrick Kolenik. Mr. Kolenik, the president of Cyndel, does not own any other securities of the Company.
(10) Includes (i) 222,500 shares of Common Stock and immediately exercisable warrants to purchase 20,000 shares of Common Stock owned by Cyndel and
      (ii) 27,300 shares of Common Stock issuable upon the exercise of a placement agent warrant issued to Win Capital Corporation, the placement agent of a private placement of units of Common Stock and warrants that was completed in August 1996, and the 18,200 shares of Common Stock issuable upon the exercise of the warrants included in such warrant. Mr. Bayern is a 50% owner and the vice president of Cyndel and the Chairman and approximately 50% owner of Win Capital Corporation. Mr. Bayern is presumed to have shared dispositive power of the shares owned or to be acquired by Cyndel and the shares to be acquired by Win Capital Corporation.
(11) Includes, for each of Messrs. Ryan and Less, immediately exercisable options to purchase 15,000 shares of Common Stock granted under the Company's 1996 Stock Option Plan.

                             SELLING SECURITYHOLDERS

           Up to an aggregate of 1,086,963 shares of Common Stock and 412,500 Class A Warrants may be offered for resale by the Selling Securityholders. The Class A Warrants and 412,500 shares of Common Stock are issuable in the form of 412,500 immediately separable Units upon the exercise of the Bridge Warrants issued to investors in the Bridge Loan Offering and the Placement Agent's Warrant. Of the other 690,088 Selling Securityholder shares of Common Stock, 273,001 shares are issued and outstanding and were issued to investors in the July 1996 Offering, 182,004 shares are issuable upon the exercise of the July 1996 Warrants, 45,500 shares are issuable upon the exercise of the July Placement Warrant (and the July 1996 Warrants issuable upon the exercise thereof), 90,625 Investor Shares are held by certain investors, 43,333 shares are issuable upon exercise of the Officer Warrants and 90,000 shares are held by certain stockholders of the Company.

           The following table sets forth certain information with respect to each Selling Securityholder for whom the Company is registering Selling Securityholder Securities for resale to the public. The Company will not receive any of the proceeds from the sale of such securities. Renaissance acted as the Underwriter of the Underwriters of the Company's initial public offering in November, 1996. A principal of Win Capital is also a principal of Cyndel & Co., Inc., a principal stockholder of the Company. Other than as described with respect to Renaissance and Win Capital, to the Company's knowledge, there are no material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years.

           Other than Renaissance, which owns the Unit Purchase Option, and the holders of the Investor Shares and Officer Warrants, no Selling Securityholder currently owns securities of the Company other than the Selling Securityholder
Securities or warrants exercisable to purchase Selling Securityholder Securities. Assuming all of the Selling Securityholder Securities are issued and sold, and based on the securities of the Company currently owned by the Selling Securityholders, no Selling Securityholder, with the possible exception of Renaissance, will beneficially own 1% or more of the Company's Common Stock.

                                                   MAXIMUM                 MAXIMUM NUMBER OF
                                                  NUMBER OF                CLASS A WARRANTS
       BRIDGE OFFERING                       SHARES TO BE SOLD(1)            TO BE SOLD(1)
       ---------------                       ---------------------         -----------------
Renaissance Financial Securities Corporation      37,500(2)                     37,500(2)
Nathan Eisen                                       7,500                         7,500
Richard, Steven and Kenneth Etra                  15,000                        15,000
William J. Ludwig                                 15,000                        15,000
Joseph W. And Ann G. Schantz                       7,500                         7,500
Gregg Gallant                                      7,500                         7,500
Mary and Mark Albritton                           15,000                        15,000
Sydney Katz                                        7,500                         7,500
Louis Falletta                                     7,500                         7,500
Phillip Levien                                     7,500                         7,500
Pamda Retirement Trust                            15,000                        15,000
Eric W. Larson                                    15,000                        15,000
HRIS Associates, Inc.                             15,000                        15,000
Program Advisors Corporation                       7,500                         7,500
Program Resource Organization, Inc.                7,500                         7,500
Association of Independent Employers, Ltd.         7,500                         7,500
Peter S. Morford                                   7,500                         7,500
Robert E. Coomes                                   7,500                         7,500
Gary G. Hammon                                     7,500                         7,500

Sheldon Sisken                                     7,500                         7,500

                                                   MAXIMUM                 MAXIMUM NUMBER OF
                                                  NUMBER OF                CLASS A WARRANTS
       BRIDGE OFFERING                       SHARES TO BE SOLD(1)            TO BE SOLD(1)
       ---------------                       ---------------------         -----------------
Abraham David                                       7,500                        7,500
Bay N. Sayegh                                       7,500                        7,500
American Waste Oil Services Corp.                  15,000                       15,000
Gastro Enterology Associates                       30,000                       30,000
Servesting Investment Co.                           7,500                        7,500
Martin Hodas                                       15,000                       15,000
Richard Someck                                     15,000                       15,000
Roger Testa                                        30,000                       30,000
Cyril J. Galagan                                   15,000                       15,000
Jack P. Conlon                                     15,000                       15,000
Joseph Schanne and Theresa Schanne                 15,000                       15,000
Anthony Quaranta                                   15,000                       15,000
                                                  -------                      -------

                  TOTAL                           412,500                      412,500
                  -----                           =======                      =======

                                                                                      MAXIMUM NUMBER
                                                                                    OF SHARES ISSUABLE
                                                                                    ON EXERCISE OF JULY
                                                          MAXIMUM NUMBER OF         1996 WARRANTS TO BE
JULY 1996 OFFERING                                        SHARES TO BE SOLD                SOLD
------------------                                        -----------------         -------------------
Win Capital Corporation (3)                                     27,300                     18,200
Lawrence Dell Aquila                                             3,572                      2,381
David Barron                                                    10,000                      6,667
Louis Chapman and Elaine Chapman                                 3,000                      2,000
Michael Damiani and Beverly Damiani                              5,000                      3,333
Seymour Fertig                                                   7,143                      4,762
Theodore Kaplan & Selma Kaplan                                   8,000                      5,334
Edgar Lindblom                                                  10,000                      6,667
Thomas J. Luisi                                                  9,000                      6,000
Donald Markowitz                                                12,000                      8,000
Gary O'Leary                                                    10,000                      6,667
PAMCO General Contracting Corp.                                  5,000                      3,334
Pension Solutions                                               10,000                      6,667
Nicholas Ponzio                                                  7,143                      4,762
Jeffrey Reizner                                                  5,000                      3,334
Samuel Richman                                                   3,000                      2,000
Charles Ruppman                                                 25,000                     16,667
Rose Salvato                                                    16,000                     10,667
James R. Smith                                                  22,000                     14,667
John H. Smith                                                    5,000                      3,333
Stourbridge Investment Ltd.                                     62,143                     41,429
Suan Investments Inc.                                           30,000                     20,000
Faye Zelmanovicz                                                 5,000                      3,333
                                                               -------                    -------
                      TOTAL                                    300,301                    200,204
                      -----                                    =======                    =======

                                                  MAXIMUM
                                                 NUMBER OF         SHARES OWNED
                                               SHARES TO BE         AFTER THE
HOLDERS OF INVESTOR SHARES                         SOLD              OFFERING
--------------------------                     ------------          --------

Harold Greenberg                                   3,125              6,250
Gennaro P. Vanacore                                3,125              6,250
Harmat Capital Corp.                               3,125              6,250
Greenberg Associates                               3,125              6,250
Jon Farbman                                        6,250             12,500
Scott Berman                                       6,250             12,500
George Mourges                                    12,500             25,000
Agamemnon R. Mourges                              12,500             25,000
Marshall N. Cyrlin                                 6,250             12,500
Herbert Cyrlin                                     6,250             12,500
Josephine Chast                                    3,125              6,250
John P. Philis and Peter S. Philis, JTWROS         6,250             12,500
Elogeanne Grossman                                 3,125              6,250
Anthony Larosa                                     3,125              6,250
Catherine A. Lavin                                 6,250             12,500
Daniel Shapiro                                     3,125              6,250
Jerome Braunstein                                  3,125              6,250
                                                   -----              -----
             TOTAL INVESTOR WARRANTS              90,625            181,250
                                                  ======            =======
       TOTAL SHARES OWNED AFTER OFFERING





OFFICER WARRANT HOLDERS
Alice F. Wein                                     21,666                  0
Arthur Wein                                       21,667                  0
Arthur Wein and Alice F. Wein, JTWROS              --                75,000
                                                  ------             ------
             TOTAL OFFICER WARRANTS               43,333             75,000
                                                  ======             ======
       TOTAL SHARES OWNED AFTER OFFERING

                                                           MAXIMUM
                                                          NUMBER OF
                                                        SHARES TO BE
      OUTSTANDING SHARES                                    SOLD
      ------------------                                ------------

Goldman Zolotorofe & Corcoran, P.C.                         20,000
Aaron Lehmann                                               18,000
Sylvia Bageac                                                2,000

                            TOTAL SHARES                    40,000
                                                            ======
----------

(1) Except as to Renaissance, as described in note (2) below, consists of Common Stock and Class A Warrants comprising Units issuable upon the exercise of the Bridge Warrants. See "Certain Transactions - Recent Financings."

(2) Consists of Common Stock and Class A Warrants comprising Units issuable upon the exercise of the Placement Agent's Warrant. Does not include 125,000 shares of Common Stock included in the Units (and issuable upon the exercise of the Class A Warrants contained in such Units) issuable upon the exercise of the Underwriter's Unit Purchase Option, which option is not exercisable until November 11, 1997. Assuming all of the Selling Securityholder Securities are issued and sold and no other shares of Common Stock are issued (upon the exercise of any Class A Warrants, other outstanding options and warrants or otherwise) by the Company, Renaissance by virtue of its ownership of the Underwriter's Unit Purchase Option, will be deemed to own, as of September 13, 1997, approximately 5.2% of the Company's Common Stock. See "Certain Transactions - Recent Financings" and "Concurrent Public Offering."

(3) Consists of shares issuable upon the exercise of the July Placement Warrant and upon the exercise July 1996 Warrants issuable upon such exercise of the July Placement Warrant. Does not include 222,500 shares of Common Stock and immediately exercisable warrants to purchase 20,000 shares of Common Stock owned by Cyndel. See "Principal Stockholders" and "Certain Transactions - Recent Financings."

                              PLAN OF DISTRIBUTION

           The sale of the Selling Securityholder Securities by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions by or for the amount of the Selling Securityholders) in the over-the-counter market or in negotiated transactions, through the writing of options on the securities, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices.

           The Selling Securityholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The Selling Securityholders may, but are not obligated to, effect transaction through or to Renaissance.

           Each Selling Securityholder has (other than Renaissance) agreed not to sell, transfer or otherwise dispose publicly of the Selling Securityholder Securities for a period of 12 months after November 12, 1996 without the prior written consent of Renaissance in its capacity as Underwriter.

           Under applicable rules and regulations under the Securities Exchange Act of 1934 ("Exchange Act"), any person engaged in the distribution of the Selling Securityholder Warrants may not simultaneously engage in market making activities with respect to any securities of the Company during the applicable period prior to the commencement of such distribution. Accordingly, in the event that Renaissance is engaged in a distribution of Selling Securityholder Securities, it will not be able to make a market in the Company's securities during the applicable restrictive period. In addition, each Selling Securityholder desiring to sell Selling Securityholder Securities will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, provisions which may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Securityholders.

           The Selling Securityholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.


                           CONCURRENT PUBLIC OFFERING

           On the date of this Prospectus, a Post Effective Amendment to the Company's Registration Statement was declared effective under the Securities Act with respect to an offering by the Company of 1,366,050 shares of Common Stock and 1,366,050 Class A Warrants by the Company.

           Renaissance, a Selling Securityholder, acted as Underwriter of the Underwriters of the Company's initial public offering in November, 1996 and, in connection therewith, was granted an option (the "Underwriter's Unit Purchase Option") to purchase up to 87,500 Units at an exercise price equal to 160% of the initial public offering price of the Units sold in the Company's initial public offering in November, 1996. The Class A Warrants included in the Units issuable upon the exercise of the Underwriter's Unit Purchase Option will not be redeemable by the Company and will be exercisable at an exercise price of $10.40.

                              CERTAIN TRANSACTIONS


           The Company believes that all transactions with affiliates were made on terms no less favorable to the Company than those available from non-affiliated third parties. All future transactions between the Company and its officers, directors or 5% stockholders will be on terms no less favorable than could be obtained from non-affiliated third parties and will be approved by a majority of the independent, disinterested directors of the Company.


ISSUANCE AND REDEMPTION OF SERIES B PREFERRED STOCK

           In December 1995, Cyndel, a principal stockholder, acquired 1,250 shares of Series B Preferred Stock in consideration of the payment of $125,000. The Series B Preferred Stock was convertible into a number of shares of Common Stock equal to a fraction the numerator of which was $100 per share and the denominator of which was 125% of the offering price per share for the shares of Common Stock in an initial public offering. In July 1996, the Company used $125,000 of the proceeds of the July 1996 Offering to redeem the Series B Preferred Stock. In connection with the redemption, Cyndel received warrants, exercisable for a period of three years, to purchase 20,000 shares of Common Stock at an exercise price of $7.00 per share.


PAYMENT OF DEFERRED OFFICERS' COMPENSATION

           Each of Mr. Sarna and Mr. Febish, Co-Chief Executive Officers of the Company, agreed to defer a portion of his salary for various periods through 1995 until the Company had sufficient working capital to pay them. As of December 31, 1995, the Company owed Messrs. Sarna and Febish an aggregate of $391,687, of which $200,000 was paid from the proceeds of the Bridge Loan Offering, $100,000 was paid from the proceeds of the July 1996 Offering, and the balance was paid from operating revenues. See "Management - Executive Compensation."

MERGER

           The Company is the successor-in-interest to the assets, liabilities and business of ObjectSoft-NJ, which was merged into the Company in January 1996. The purpose of the Merger was to effect the change of the state of incorporation of ObjectSoft-NJ. The directors determined that it was in the best interests of the Company that the Company be re-incorporated in the State of Delaware. The re-incorporation was effected by a migratory merger of ObjectSoft-NJ into the Company. The stockholders of ObjectSoft-NJ were duly noticed and voted in favor of the Merger at a Special Meeting of the Stockholders held on January 30, 1996. Each share of capital stock of ObjectSoft-NJ was exchanged for a like share of capital stock of the Company upon the effectiveness of the Merger.


EXTENSION OF EXPIRATION DATES OF OFFICER WARRANTS

           In consideration of their waiver of the registration rights with respect to the Offering and their agreement to enter into an 18 month lock-up agreement with the Underwriter, the expiration date of the Officer Warrants held by Messrs. Sarna and Febish was extended to April 30, 2000. See "Description of Securities - Outstanding Warrants and Options - Officer/Stockholder Warrants" and "Concurrent Public Offering."


RECENT SALES OF SECURITIES

           Win Capital Corporation, an affiliate of Cyndel, a principal stockholder of the Company, acted as the placement agent for the July 1996 Offering and, in connection with its services as placement agent, received commissions equal to 10% of the gross proceeds of the July 1996 Offering, a non-accountable expense allowance equal to 3% of the gross proceeds and a warrant to purchase 27,300 units (each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at $4.50 per share) at an exercise price of $4.50 per unit for a period of three years commencing upon issuance (the "July Placement Warrant"). The shares of Common Stock included in the units sold to investors in July and August 1996 and the shares of Common Stock issuable upon the exercise of the warrants contained therein, as well as the shares of Common Stock issuable upon the exercise of the July Placement Warrant (and the warrants issuable upon the exercise thereof) have been registered for resale. See "Principal Stockholders" and Concurrent Public Offering."

           In December 1995, Cyndel, a principal stockholder of the Company, acquired 1,250 shares of Series B Preferred Stock in consideration of the payment of $125,000. The Series B Preferred Stock was convertible into 20,000 shares of Common Stock based upon an offering price in the initial public offering of the Company of $5.00.


REDEMPTION OF SERIES A PREFERRED STOCK

           Pursuant to the terms of the Series A Preferred Stock, upon the effectiveness of the Company's initial public offering, all shares of Series A Preferred Stock were redeemed at $1.00 per share plus all accumulated, but unpaid, dividends with respect to which an aggregate redemption payment of approximately $275,000 was made by the Company.


SERIES B PREFERRED REDEMPTION

           In July 1996, the Company used $125,000 of the proceeds of the July 1996 Offering to redeem the Series B Preferred Stock. In connection with the redemption, Cyndel received a warrant, exercisable for a period of three years, to purchase 20,000 shares of Common Stock at an exercise price of $7.00 per share.


LOANS TO OFFICER

           The Company made a loan to Mr. Sarna in the amount of $440,000 on January 2, 1997. The loan is payable on November 30, 1997, together with accrued interest at the rate of eight percent (8%) per annum on the outstanding principal amount or ten percent (10%) per annum in the event of a default. The loan was approved by all of the directors of the Company. Mr. Sarna utilized the funds for a block purchase of 80,000 shares of the Company's Common Stock from the market maker, who is also the Underwriter, in an open market transaction. In February 1997, the Company loaned Mr. Sarna an additional $197,500 under similar terms, which loan was repaid with interest in June, 1997.


                            DESCRIPTION OF SECURITIES

           The Company is authorized to issue up to 20,000,000 shares of Common Stock, par value $.0001 per share and up to 5,000,000 shares of Preferred Stock, par value $.0001 per share.


COMMON STOCK

           Holders of shares of Common Stock are entitled to one vote per share on all matters that are submitted to the stockholders for their approval and have no cumulative voting rights. Subject to the prior rights of Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared by the Board of Directors from funds legally available therefor, from time to time. Upon liquidation or dissolution of the Company, the remainder of the assets of the Company will be distributed ratably among the holders of Common Stock, after the payment of all liabilities and the holders of any Preferred Stock. The Common Stock has no preemptive or other subscription rights and there are no conversion or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares issuable upon exercise of Class A Warrants will be, upon payment of the exercise price, fully paid and nonassessable. As of September 30, 1997, there were 4,082,676 shares of Common Stock outstanding.


PREFERRED STOCK

           The Preferred Stock may be issued from time to time by the Board of Directors without the approval of the stockholders of the Company. The Board of Directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rights, the redemption provisions, conversion provisions, liquidation preferences and other rights and preferences not in conflict with the Certificate of Incorporation of the Company or Delaware law. The Board of Directors, without stockholder approval, could issue Preferred Stock which would adversely affect the voting and other rights of the holders of Common Stock.


CLASS A WARRANTS

           Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.50 share (130% of the initial public offering price per Unit), subject to adjustment, at any time commencing November 12, 1997 until November 12, 2001. The Class A Warrants are redeemable by the Company at a price of $.10 per Class A Warrant commencing November 12, 1997 (or earlier with the consent of the Underwriter) on not less than 30 days prior written notice to the holders thereof, provided the average closing bid quotation of the Common Stock as reported on NASDAQ, if traded thereon, or if not traded thereon, the average closing bid quotation of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 130% of the then current exercise price of the Class A Warrants (initially, $8.45 per share), for a period of 20 consecutive trading days ending within 15 days of the date on which the Company gives notice of redemption. The Class A Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.

           The Class A Warrants may be exercised upon surrender of the Class A Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Class A Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the warrant agent for the number of Class A Warrants being exercised. The Class A Warrant Holders do not have the rights or privileges of holders of Common Stock.

           No Class A Warrant will be exercisable unless at the time of exercise the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Class A Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Class A Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Class A Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

           No fractional shares will be issued upon exercise of the Class A Warrants. However, if a Warrant Holder exercises all Class A Warrants then owned of record by him, the Company will pay to such Warrant Holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

           Commencing November 12, 1997, until the expiration of the exercise period of the Class A Warrants, the Company will pay the Underwriter a fee of 5% of the exercise price of each Class A Warrant exercised, provided, (i) the market price of the Common Stock on the date such warrant was exercised was greater than the warrant exercise price on that date, (ii) the exercise of such warrant was solicited by a member of the NASD, (iii) such warrant was not held in a discretionary account, (iv) the disclosure of compensation arrangements was made both at the time of the Offering and at the time of exercise of such warrant, (v) the solicitation of the exercise of such warrant was not a violation of applicable provisions under the Exchange Act and (vi) the Underwriter is designated in writing as the soliciting NASD member. The Underwriter and any other soliciting broker/dealers may be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities during certain periods before the solicitation of the exercise of any Class A Warrant until the later of the terminating of such solicitation activity or the termination of any right the Underwriter and any other soliciting broker/dealer may have to receive a fee for the solicitation of the Class A Warrants.


OTHER WARRANTS AND OPTIONS


Officer/Stockholder Warrants; 1996 Stock Option Plan

           In April 1993 the Company issued common stock warrants to purchase an aggregate of 143,333 shares of Common Stock, exercisable at $.50 per share of Common Stock (the "Officer Warrants"). The Officer Warrants were issued to two executive officers and a former officer of the Company in consideration of their foregoing salaries in 1992. The Officer Warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the Officer Warrants upon the occurrence of certain events, including any recapitalization, reclassification, consolidation, merger, sale, lease or conveyance of all or substantially all of the assets of the Company, stock dividend, stock split, stock combination or similar transaction. The holders of the Officer Warrants have the right to cause the Company to register the Officer Warrants and the shares of Common Stock issuable upon exercise of the Officer Warrants, if the Company registers any of its securities on a registration statement filed with the SEC for sale to the general public. The original expiration date of the Officer Warrants was April 30, 1998. In consideration of their waiver of the registration rights with respect to the Offering and their agreement to enter into an 18 month lock-up agreement with the Underwriter, the expiration date of the 100,000 Officer Warrants held by Messrs. Sarna and Febish was extended to April 30, 2000. The resale of the shares issuable upon the exercise of the other 43,333 Officer Warrants has been registered in the Selling Securityholder Prospectus. See "Concurrent Public Offering."

           In July 1996, in connection with the redemption of the Company's Series B Preferred Stock, the Company issued to Cyndel, a principal stockholder of the Company, warrants to purchase 20,000 shares of the Company's Common Stock at an exercise price of $7.00 per share. These warrants expire on July 29, 1999 and contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying such warrants upon the occurrence of certain events, including any recapitalization, reclassification, consolidation, merger, sale, lease or conveyance of all or substantially all of the assets of the Company, stock dividend, stock split, stock combination or similar transaction.

           As of July 31, 1997, options to purchase an aggregate of 250,000 shares had been granted under the Company's 1996 Stock Option Plan of which an option for 5,000 shares was cancelled without exercise. See "Management -- 1996 Stock Option Plan."

Consultant Stock Options

           In August 1995, the Company issued to a consultant of the Company the right to acquire up to 100,000 shares of Common Stock, exercisable at $1.00 per share in consideration of the consultant foregoing the payment of up to $10,000 for services rendered. On September 15, 1995, the consultant accepted the offer. This option was exercisable at any time from the date of grant until the fifth anniversary of the date of grant. In May 1996, the agreement with the consultant was amended, and warrants for 50,000 shares were canceled in consideration of a cash payment of $5,000.

           The Company has also entered into agreements with another consultant pursuant to which the Company issued to such consultant options to purchase an aggregate of 10,000 shares of Common Stock exercisable for a period of five years at an exercise price of $1.00. To date, 60,000 consultant options have been received by two consultants of the Company, which were all exercised by September 30, 1997.


Private Placement Warrants

           The Company has outstanding 375,000 Bridge Warrants and July 1996 Warrants to purchase 182,004 shares of Common Stock, as described in "Certain Transactions -- Recent Financings," above.


Placement Agent's Warrant; July Placement Warrant

           In connection with the Bridge Loan Offering, the Company sold to the Underwriter, in its capacity as Placement Agent of such offering, the Placement Agent's Warrant to purchase a number of Units equal to 10% of Units issuable upon the exercise of the Bridge Warrants contained in the Bridge Units. The exercise price of the Placement Agent's Warrant is $5.00. The Placement Agent's Warrant contains anti-dilution provisions providing for adjustments of $5.00 the exercise price and the number of shares underlying the Placement Agent's Warrant upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. None of the securities underlying the Placement Agent's Warrant will be redeemable. The Placement Agent's Warrant grants the holders thereof certain registration rights which are described below.

           In connection with the sale of the July 1996 Units, the placement agent for such sale, Win Capital Corporation , was granted the July Placement Warrant to purchase 27,300 July 1996 Units at an exercise price of $4.50 per July 1996 Unit. The July Placement Warrant contains anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the July Placement Warrant upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. None of the securities underlying the July Placement Warrant will be redeemable, and the holders of the July Placement Warrant have certain registration rights, described below.

           The resale of the shares of Common Stock issuable upon the exercise of the Placement Agent's Warrant and the Class A Warrants issuable upon the exercise thereof, as well as the resale of the shares of Common Stock issuable upon the exercise of the July Placement Warrant and the July 1996 Warrants issuable upon the exercise thereof, has been registered for sale in the Selling Securityholder Prospectus. See "Description of Securities-Registration Rights" and "Concurrent Public Offering."


REGISTRATION RIGHTS

           Currently, the holders of the Bridge Warrants, the July 1996 Warrants and the Officer Warrants, as well as the holders of the shares of Common Stock issued in the July 1996 Offering, have certain rights with respect to the registration of such shares and the Units and shares of Common Stock issuable upon the exercise of such warrants under the Securities Act. Under the terms of the agreements between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. The stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. All of these rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

           The holders of the Common Stock issuable upon exercise of the Placement Agent's Warrant have rights similar to those described in the preceding paragraph. In addition, the right to notice and inclusion in any registration statement filed by the Company is effective until November 11, 2001. The right to demand the registration of the Common Stock issuable upon exercise of the Placement Agent's Warrant extends from November 11, 1997 to November 11, 2001. The holders of the July Placement Warrants have similar registration rights, except that the right to demand the registration of Common Stock issuable upon exercise of the July Placement Warrants extends from November 11, 1998 to November 11, 2001.

           The Units and certain of the shares of Common Stock subject to registration rights have been registered in the Selling Securityholder Prospectus. Certain of the Selling Securityholders have agreed not to sell such shares for periods of nine or 12 months commencing November 12, 1996 without the prior consent of the Underwriter. See "Shares Eligible for Future Sale" and "Concurrent Public Offering."


TRANSFER AGENT AND WARRANT AGENT

           Continental Stock Transfer & Trust Company, New York, New York is the transfer agent and the Common Stock and Warrant Agent for the Class A Warrants.


DELAWARE TAKEOVER STATUTE AND CERTAIN CHARTER PROVISIONS

           The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

           In anticipation of, and subject to completion of, the Offering, the stockholders of the Company have approved an amendment to the Company's Certificate of Incorporation which provides that the directors of the Company be classified into two classes as nearly equal in size as possible, with staggered two-year terms. Assuming the initial public offering occurs in 1996, the initial term of office of the first class of directors to expire at the 1997 Annual Meeting of Stockholders and the initial term of office of the second class of directors to expire at the 1998 Annual Meeting of Stockholders. The Company's Certificate of Incorporation will further provide that vacancies on the Board of Directors could be filled only with the approval of a majority of the Board of Directors then in office. Furthermore, any director elected by the stockholders, or by the Board of Directors to fill a vacancy, could be removed only for cause and by a vote of 75% of the combined voting power of the shares of Common Stock entitled to vote for the election of directors, voting as a single class.

           The Company's Certificate of Incorporation and Amended and Restated Bylaws, after the closing of an initial public offering, will provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders. These provisions, if adopted, could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company, since special meetings of stockholders may be called only by (x) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, either upon motion of a director or upon written request by the holders of at least 50% of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, or (y) the chairman or the president of the Corporation.

           The foregoing provisions, which could be amended only by a 75% vote of the stockholders, could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, an interest in the Company which constitutes less than a majority of the outstanding voting stock of the Company and may make more difficult or discourage a takeover of the Company.


                         SHARES ELIGIBLE FOR FUTURE SALE

           Upon completion of this offering, the Company will have 4,082,676 outstanding shares of Common Stock (assuming no exercise of outstanding options or warrants). Of these shares, the 1,366,050 shares contained in the Units sold to the public in the Company's initial public offering in November 1996 and 39,500 shares sold by certain Selling Securityholders since November 12, 1996, are freely tradeable without restrictions or further registration under the Securities Act, except for any shares held by "affiliates" of the Company within the meaning of the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining 2,677,126 shares held by existing stockholders were issued by the Company in private transactions in reliance upon one or more exemptions under the Securities Act, are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act and may be sold in compliance with such Rule, pursuant to registration under the Securities Act or pursuant to an exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of one year may, every three months after such one-year holding period, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four weeks prior to the proposed sale. In addition, sales under Rule 144 may be made only through unsolicited "broker's transactions" or to a "market maker" and are subject to various other conditions. The limitation on the number of shares which may be sold under the Rule and the "broker's transaction" requirement do not apply to restricted securities sold for the account of a person who is not and has not been an "affiliate" of the Company (as that term is defined in the Act) during the three months prior to the proposed sale and who has beneficially owned the securities for at least two years.

           Under Rule 701 of the Securities Act, employees who purchased shares upon exercise of options granted prior to November 12, 1996 are entitled to sell such shares after the 90th day following such date in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without the Rule 144 holding period requirement. If all the requirements of Rule 701 are met, an aggregate of 288,333 shares of Common Stock issuable on exercise of outstanding vested stock options will be tradeable pursuant to such rule, subject to the lockup period described below. Such options are exercisable at prices below the initial public offering price of the Units.

           Sales of substantial amounts of Common Stock pursuant to Rule 144 could subsequently adversely affect the market prices of the Common Stock offered hereby. The Company's executive officers, David E. Y. Sarna and George
J. Febish, and the Family Trusts have agreed not to sell or otherwise transfer any of their securities in the Company for a period of 18 months commencing November 12, 1996 without the prior written consent of the Underwriter, and they have agreed with various state securities administrators not to sell (other than in a pledge or hypothecation) any of their shares of Common Stock for a period ending on the second anniversary of the execution date of the City Agreement. As of the date of this Prospectus, approximately 612,000 of the outstanding shares of Common Stock are eligible for sale under Rule 144, and the balance of the outstanding shares will become eligible for sale under Rule 144 from time to time thereafter. In addition, concurrently with this offering, the Company is registering for resale by the Selling Securityholders 1,086,963 shares of Common Stock and 412,500 Class A Warrants that are outstanding or issuable upon the exercise of currently exercisable warrants; however, the Selling Securityholders, other than the Underwriter and certain other holders, have agreed not to sell their registered securities for a period of 12 months commencing November 12, 1996. Furthermore, certain holders of the Company's outstanding Common Stock, warrants and options (including current and former executive officers) have "piggyback" registration rights and/or demand registration rights that they may exercise commencing November 12, 1997 (but commencing November 12, 1998 with respect to the July Placement Warrants). See "Risk Factors-Shares Eligible for Future Sale; Effect on Ability to Raise Capital; No Prior Public Market for the Common Stock; Possible Volatility of Common Stock Price" and "Concurrent Public Offering."


                                  LEGAL MATTERS

           The validity of the securities being offered hereby were passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, New York, New York. Melvin Weinberg, Esq., a partner of Parker Chapin Flattau & Klimpl, LLP, may be deemed the beneficial owner of 300,000 shares of Common Stock as a result of his being a trustee of each of the Family Trusts.


                                     EXPERTS

           The financial statements of the Company as at December 31, 1996 and for each of the two years in the period then ended included in this Prospectus have been so included in reliance on the report of Richard A. Eisner & Company, LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

           The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Units, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and, in each instance, if such contract or document is an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at its Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees at rates prescribed by the Commission. Electronic registrations statements made through the Electronic Data Gathering Analysis and Retrieval ("EDGAR") System are publicly available through the Commission's Website (http://www.sec.gov).

           The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this Prospectus. Any such request should be directed to the attention of the Corporate Secretary, ObjectSoft Corporation, Continental Plaza III, 433 Hackensack Avenue, Hackensack New Jersey 07601, telephone number (201) 343-9100.

                          INDEX TO FINANCIAL STATEMENTS


REPORT OF INDEPENDENT AUDITORS............................................F-2


BALANCE SHEET - AS AT DECEMBER 31, 1996...................................F-3


STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 1996 AND DECEMBER 31, 1995...................................F-4


STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(CAPITAL DEFICIENCY) FOR THE YEARS ENDED
DECEMBER 31, 1996 AND DECEMBER 31, 1995...................................F-5

STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 1996 AND DECEMBER 31, 1995...................................F-6

NOTES TO FINANCIAL STATEMENTS.............................................F-7

CONDENSED BALANCE SHEETS - AS AT JUNE 30, 1997 AND
DECEMBER 31, 1996........................................................F-15

CONDENSED STATEMENTS OF OPERATIONS - THREE MONTHS
AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996..............................F-16

CONDENSED STATEMENTS OF CASH FLOWS - THREE MONTHS
AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996..............................F-17

NOTES TO CONDENSED FINANCIAL STATEMENTS..................................F-18

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholders
ObjectSoft Corporation


           We have audited the accompanying balance sheet of ObjectSoft Corporation as at December 31, 1996, the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our report.

           In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of ObjectSoft Corporation as at December 31, 1996 and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




/s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP

Florham Park, New Jersey
March 7, 1997

                             OBJECTSOFT CORPORATION

                                  BALANCE SHEET

                             AS AT DECEMBER 31, 1996


                                   A S S E T S
                                   -----------
Current assets:
   Cash and cash equivalents (Notes A[9] and J[1]) ......................   $ 4,039,358
   Accounts receivable ..................................................         5,900
   Prepaid expenses and other current assets ............................       180,463
                                                                            -----------
          Total current assets ..........................................     4,225,721

Equipment, at cost, net of accumulated depreciation (Notes A[2], B and E)       457,848
Capitalized software (Notes A[5] and C) .................................       168,118
Other assets ............................................................       130,474
                                                                            -----------


          T O T A L .....................................................   $ 4,982,161
                                                                            ===========


                             L I A B I L I T I E S
                             ---------------------

Current liabilities:
Current portion of obligations under capital lease (Note E) .............   $    45,740
   Accounts payable .....................................................        57,309
   Accrued expenses .....................................................       101,872
   Other liabilities ....................................................         9,785
                                                                            -----------
          Total current liabilities .....................................       214,706
                                                                            -----------

Obligations under capital lease (Note E) ................................        38,335
                                                                            -----------

Commitments (Note K)


                              STOCKHOLDERS' EQUITY
                              --------------------
                                (Notes G and L)


Common stock, $.0001 par, authorized 20,000,000 shares,
issued and outstanding 4,022,676 shares .................................           402
Additional paid-in capital ..............................................     6,878,868
Accumulated deficit .....................................................    (2,150,150)
                                                                            -----------
          Total stockholders' equity ....................................     4,729,120
                                                                            -----------


          T O T A L .....................................................   $ 4,982,161
                                                                            ===========

   The accompanying notes to financial statements are an integral part hereof.

                             OBJECTSOFT CORPORATION

                            STATEMENTS OF OPERATIONS



                                                           Year Ended
                                                          December 31,
                                                   ---------------------------
                                                       1996            1995
                                                   -----------     -----------
Revenues (Note J[2]):
   Consulting....................................  $   269,401     $   447,976

   Training .....................................       21,279         118,618

   Rental income (Note K[1]) ....................      150,450            --
                                                   -----------     -----------

         Total revenues .........................      441,130         566,594
                                                   -----------     -----------


Expenses:
   Cost of services .............................      424,336         429,604

   Research and development .....................       92,693          62,863

   General and administrative ...................      834,960         193,025

   Interest .....................................      329,836           3,502
                                                   -----------     -----------

          Total expenses ........................    1,681,825         688,994
                                                   -----------     -----------


NET (LOSS) ......................................  $(1,240,695)    $  (122,400)
                                                   ===========     ===========


Net loss per share ..............................  $     (0.45)    $     (0.05)
                                                   ===========     ===========

Weighted average number
   of shares outstanding ........................    2,848,943       2,797,134
                                                   ===========     ===========



   The accompanying notes to financial statements are an integral part hereof.

                             OBJECTSOFT CORPORATION

       STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                     YEARS ENDED DECEMBER 31, 1996 AND 1995





                                                  Common Stock        Additional
                                          -------------------------    Paid-in
                                             Shares       Amount        Capital       (Deficit)        Total
                                          -----------   -----------   -----------    -----------    -----------
Balance, January 1, 1995 ..............     2,275,000   $       228   $   255,332    $  (735,879)   $  (480,319)

Accretion of dividends on the Series A
  Preferred Stock .....................          --            --            --          (19,125)       (19,125)

Series B preferred stock issuance costs
  (Note F) ............................          --            --          (2,500)          --           (2,500)

Common Stock issued, net of costs .....        18,000             1        15,499           --           15,500

Compensatory option granted (Note .....          --            --          10,000          --          10,000
G[3])

Net loss ..............................          --            --            --         (122,400)      (122,400)
                                          -----------   -----------   -----------    -----------    -----------

Balance, December 31, 1995 ............     2,293,000           229       278,331       (877,404)      (598,844)

Warrants issued in connection with
  bridge loan, net of costs (Note D) ..          --            --         123,525           --          123,525

Compensatory warrants granted
  (Note G[3]) .........................          --            --          16,000           --           16,000

Dividends declared ....................          --            --            --          (32,051)       (32,051)

Units issued, net of costs (Note G[2])      1,639,051           164     6,279,771           --        6,279,935

Exercise of warrants (Note G[3]) ......        90,625             9       181,241           --          181,250

Net loss ..............................          --            --            --       (1,240,695)    (1,240,695)
                                          -----------   -----------   -----------    -----------    -----------

BALANCE, DECEMBER 31, 1996 ............     4,022,676   $       402   $ 6,878,868    $(2,150,150)   $ 4,729,120
                                          ===========   ===========   ===========    ===========    ===========

   The accompanying notes to financial statements are an integral part hereof.

                             OBJECTSOFT CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                                     Year Ended
                                                                                    December 31,
                                                                          -----------------------------
                                                                              1996              1995
                                                                          -----------         ---------
Cash flows from operating activities:
   Net (loss) ....................................................        $(1,240,695)        $(122,400)
   Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
       Depreciation and amortization .............................            174,699            58,056
       Amortization of discount on note payable ..................            268,525              --
       Provision (recovery) for doubtful accounts ................            (16,200)           16,200
       Stock options issued for services rendered ................             16,000            10,000
       Changes in operating assets and liabilities:
         (Increase) decrease in:
           Accounts receivable ...................................             82,902            67,091
           Prepaid expenses and other current assets .............           (153,884)            6,311
           Other assets ..........................................            (94,875)           34,587
         Increase (decrease) in:
           Accounts payable ......................................             (1,005)          (48,332)
           Accrued expenses ......................................              7,617           (28,574)
           Accrued officer compensation ..........................           (391,687)          107,220
           Other liabilities .....................................              8,169              --
                                                                          -----------         ---------
             Net cash provided by (used in) operating activities .         (1,340,434)          100,159
                                                                          -----------         ---------
Cash flow from investing activities:
   Capital expenditures ..........................................           (419,096)             --
   Capitalized software and courseware ...........................           (137,904)         (118,478)
                                                                          -----------         ---------
             Net cash (used in) investing activities .............           (557,000)         (118,478)
                                                                          -----------         ---------
Cash flow from financing activities:
   Proceeds from issuance of preferred and common stock ..........               --             113,000
   Proceeds from issuance of warrants - bridge units .............            123,525              --
   Proceeds from note payable ....................................            981,475              --
   Repayment of note payable .....................................         (1,250,000)             --
   Deferred offering costs .......................................               --             (30,250)
   Proceeds from issuance of common stock and warrants ...........          6,279,935              --
   Dividends .....................................................            (32,051)             --
   Proceeds from exercise of warrants ............................            181,250              --
   Principal payments on obligations under capital leases ........            (27,431)           (7,928)
   Redemption of preferred stock .................................           (383,906)             --
                                                                          -----------         ---------
             Net cash provided by financing activities ...........          5,872,797            74,822
                                                                          -----------         ---------

NET INCREASE IN CASH .............................................          3,975,363            56,503

Cash, beginning of period ........................................             63,995             7,492
                                                                          -----------         ---------

CASH, END OF PERIOD ..............................................        $ 4,039,358         $  63,995
                                                                          ===========         =========
Supplemental disclosures of cash flow Cash paid during the period:
     Interest expense ............................................        $    61,311         $   3,502

   The accompanying notes to financial statements are an integral part hereof.

                             OBJECTSOFT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS





(NOTE A) - Summary of Significant Accounting Policies:
------------------------------------------------------

      [1]   The Company:

            ObjectSoft Corporation (the "Company") is currently engaged in the business of providing transaction based services over the Internet and through kiosks, computer software training and consulting.

      [2]   Equipment:

            Equipment  is  carried  at  cost,  less  accumulated   depreciation.
Depreciation is provided using the straight-line method over estimated useful lives of the assets (three to seven years).

      [3]   Provision for income taxes:

            Deferred income taxes arise from temporary differences resulting primarily from income and expense items being reported on an accrual basis for financial reporting purposes and on a cash basis for tax purposes, capitalized software and net operating loss carryforwards. The Company has available at December 31, 1996, Federal net operating loss carryforwards of approximately $2,200,000 which may be applied against future taxable income through 2011.

      [4]   Software revenue recognition policies:

            The Company is engaged as a developer in a number of software transactions. Generally, revenue from generic software is recognized upon delivery of the software. After the sale, if significant obligations remain or significant uncertainties exist about customer acceptance of the software, revenue is deferred until the obligations are satisfied or the uncertainties are resolved. Revenue from software services is recognized as the services are performed. Revenue from software leased through the Internet (generally one year) is deferred and amortized over the lease term. Revenue from custom software development (included in consulting revenue) is recognized based upon its percentage completion.

      [5]   Software development costs:

            The Company  capitalizes  software  development  costs when  project technological feasibility is established and concluding when the project is ready for release. Research and development costs related to software development are expensed as incurred.

            The Company's policy is to amortize capitalized software costs by the greater of (a) the ratio that current gross revenues for a product bears to the total of current and anticipated future gross revenues for that product or
(b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining economic useful life of the product or both will be reduced in the near term.

      [6]   Use of estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                             OBJECTSOFT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS




(NOTE A) - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (CONTINUED)
-----------------------------------------------------

reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      [7]   Stock-based compensation:

            Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") allows companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans. See Note G[3] to the financial statements for further information.

      [8]   Net loss per share:

            Net loss per share was computed based on the weighted average number of shares of common stock outstanding during the period and the net loss increased by the dividends accruing on the cumulative preferred stock. Since, in 1995 and prior to November 13, 1996, certain shares of common stock and common stock equivalents were issued and, in accordance with certain rules of the Securities and Exchange Commission all such shares of common stock and common stock equivalents were considered outstanding for 1995 and through June 30, 1996. Fully diluted net loss per share is not shown since it would be anti-dilutive.

            During 1996, the Company issued units consisting of common stock and warrants (see Note D) and utilized $125,000 of the proceeds to redeem the Series B preferred stock. Additionally, the Company redeemed the Series A preferred stock and repaid the short term debt with the proceeds from the initial public offering. Had the Series A preferred been retired on January 1, 1995, the Series B preferred stock not been issued on December 31, 1995 nor the short term debt initiated in 1996 and had the Company issued common stock instead, the net loss per share for the years ended December 31, 1996 and December 31, 1995 would have been $(0.31) and ($0.04), respectively. These loss per share computations assume an additional weighted average number of shares outstanding for the years ended December 31, 1996 and December 31, 1995 of 173,834 and 43,367, respectively.

      [9]   Cash and cash equivalents:

            Cash and cash equivalents include cash on hand, demand deposits and all highly-liquid investments with a maturity of three months or less at the time of purchase.

                             OBJECTSOFT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

(NOTE B) - EQUIPMENT:
--------------------

           At December 31, 1996, equipment consists of:

                     Kiosks............................... $407,131
                     Equipment............................  179,323
                                                           --------
                                                            586,454
                     Accumulated depreciation.............  128,606
                                                           --------

                                  T o t a l............... $457,848
                                                           ========

           Depreciation expense aggregated $83,587 and $19,573 for the years ended December 31, 1996 and 1995, respectively. Included in depreciation expense is depreciation expense on equipment under capital lease which aggregated
$14,920  and  $8,396,   for  the  years  ended   December  31,  1996  and  1995,
respectively.

           During 1996, the Company acquired equipment under capital lease aggregating $98,906.

(NOTE C) - CAPITALIZED SOFTWARE:
-------------------------------

           During the years ended December 31, 1996 and December 31, 1995, the Company has capitalized software development costs which aggregated $137,904 and $118,478, respectively. Amortization of capitalized software costs aggregated $78,392 and $9,873 for the years ended December 31, 1996 and December 31, 1995, respectively. Additionally amortization of capitalized courseware costs aggregated $12,720 and $28,610 for the years ended December 31, 1996 and December 31, 1995, respectively.

(NOTE D) - FINANCING:
--------------------

           In 1996, prior to the IPO, the Company sold 12.5 bridge units, each consisting of a $100,000, 7% note and warrants to purchase 30,000 shares of common stock or other securities as might be offered in the Company's IPO ("IPO Securities"). Additionally, the placement agent received a warrant to purchase 37,500 shares of common stock or other securities as might be offered in the Company's IPO. The notes were paid in full on November 22, 1996.

           The Company valued the warrants at $138,750. Accordingly, additional paid-in capital has been credited $123,525 which represents the value of the warrants less the allocable portion of the offering costs. The short-term note was discounted by the value of the warrants and the offering costs. The discount was amortized as additional interest expense from the date of issuance to November 22, 1996, the date the note was paid in full. The IPO was completed in November 1996; the bridge unit warrants are exercisable into the IPO Securities at $3.50 per unit. These warrants expire in November 1999. The placement agent warrants are exercisable at $4.55 and expire in November 2001.

           During the year ended December 31, 1996, amortization aggregated $268,525.

                             OBJECTSOFT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

(NOTE E) - OBLIGATIONS UNDER CAPITAL LEASE:
------------------------------------------

           Minimum future lease payments under capital leases expiring through 2001, as of December 31, 1996 are as follows:

           Year Ending
           December 31,                                         Amount
           ------------                                         ------

               1997.......................................    $ 57,676
               1998.......................................      30,933
               1999.......................................       6,723
               2000.......................................       5,080
               2001.......................................       2,193
                                                              --------
                                                               102,605
           Less amount representing interest..............      18,530
                                                              --------

           Present value of net minimum
             lease payments...............................      84,075
           Less present value of net minimum
             lease payments due within one year...........      45,740
                                                              --------

                               T o t a l..................    $ 38,335
                                                              ========


(NOTE F) - PREFERRED STOCK:
--------------------------

           The Series A 9% cumulative voting preferred stock was redeemed at the time of the initial public offering for a total of $212,500 plus cumulative dividends of $71,214.

           The Series B 10% cumulative preferred stock was redeemed at the time of the private placement for a total of $125,000 and warrants expiring November 13, 1999 to purchase 20,000 shares of common stock at an exercise price of $7.00 per share. Dividends paid in 1996 aggregated $7,243.

(NOTE G) - STOCKHOLDERS' EQUITY:
-------------------------------

      [1]   Recapitalization:

            In January 1996, ObjectSoft Corporation, a New Jersey corporation merged into a newly formed corporation, ObjectSoft Corporation, a Delaware corporation. In conjunction with the merger, shares of the preferred and common stock outstanding were exchanged for the same number of shares of stock, the shares authorized increased to 5,000,000 preferred and 20,000,000 common and the par value was reduced to $.0001. This transaction is given retroactive effect in the accompanying financial statements.

      [2]   Private placement and initial public offerings:

            In August 1996, the Company issued 273,001 units consisting of one share of common stock and a warrant to purchase two-thirds of a share of common stock at an exercise price of $3.00 per two-thirds share. The Company received proceeds of $816,285, net of offering costs of $139,215. Additionally, the

                             OBJECTSOFT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS




(NOTE G) - STOCKHOLDERS' EQUITY: (CONTINUED)
-------------------------------

placement agent was granted warrants to purchase 27,300 of these units at an exercise price of $4.50 per unit. The warrants expire November 13, 1999.

            In November 1996, the Company issued 1,366,050 units, consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $6.50 per share expiring November 2001. The Company received proceeds of $5,463,650 net of offering costs of $1,366,600. In connection with the IPO, the underwriter was granted an option to purchase 87,500 units at $8.00 per unit.

      [3]   Stock options and warrants:

            As of January 1, 1995, the Company had issued warrants, expiring in April 1998, to purchase 143,333 shares of common stock at an exercise price of $0.50 and warrants, expiring in November 1996, to purchase 106,250 shares of common stock at an exercise price of $2.00. In 1996, warrants to purchase 90,625 shares of common stock were exercised. Warrants to purchase 15,625 shares of common stock expired.

            In 1995, the Company granted an option to purchase 100,000 shares of common stock at $1.00 per share in exchange for consulting services. The options are exercisable through September 2000. In 1996, in exchange for an additional $5,000 payment to the option holder, the Company cancelled the option on 50,000 shares.

            In 1996, the Company granted a warrant to purchase 10,000 shares of common stock at $1.00 per share in exchange for $20,000 of professional services to be rendered during the vesting period. This warrant vests ratably over a ten month period ending March 1997 and is exercisable through May 2001. During 1996, the Company recognized expense of $16,000 and warrants to purchase 8,000 shares of common stock were vested as of December 31, 1996.

            In addition, the Company adopted a stock option plan under which 250,000 shares of common stock are reserved for issuance upon exercise of either incentive or nonincentive stock options which may be granted from time to time by the Board of Directors to employees and others.

            Other than the warrants to purchase 90,625 shares of common stock, no other options or warrants were exercised in 1995 or 1996.

            The Company applies APB 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant. The effect of applying SFAS No. 123 on 1996 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things (1) the vesting period of the stock options and the (2) fair value of additional stock options in future years. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss in 1996 would have been approximately $1.4 million or $(0.50) per share. The weighted average fair value of the options granted during 1996 are estimated as $1.20 per share on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 40%, risk-free interest rate of 6.37% and expected life of 5 years.

                             OBJECTSOFT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS




(NOTE G) - STOCKHOLDERS' EQUITY: (CONTINUED)
-------------------------------

            During 1996, the Company granted options on 145,000 shares of its common stock at an average exercise price of $3.43. No options were either exercised or forfeited during the year.

            The following table summarizes information about the plan's options outstanding at December 31, 1996:



                              Options Outstanding           Options Exercisable
                  -----------------------------------    -----------------------
                                 Weighted
                                  Average
                                 Remaining   Weighted                  Weighted
   Range of                     Contractual  Average                   Average
   Exercise         Number         Life      Exercise       Number     Exercise
    Prices        Outstanding   (In Years)    Price      Exercisable    Price
--------------    ------------  -----------  --------    -----------  ----------
$2.50 to $3.50      145,000         5.0       $3.43        129,999      $3.42


           The Company has reserved 2,961,887 shares of its common stock for issuance upon exercise of the outstanding warrants and options.

(NOTE H) - INCOME TAXES:
------------------------

           The significant components of the Company's deferred tax assets and liabilities at December 31, 1996 as follows:


           Accrual to cash adjustment.....................   $  (52,000)
           Capitalized software...........................      (65,000)
           Net operating losses carryforward..............      909,000
           Valuation allowance............................     (792,000)
                                                             ----------

           Net deferred tax asset.........................   $        0
                                                             ==========

           The significant components of the provision for income taxes consists of the following:

                                                         December 31,
                                                         ------------
                                                     1996           1995
                                                     ----           ----

           Accrual to cash adjustment...........$ (255,000)     $  62,000
           Net operating loss carryforward......   764,000         37,000
           Capitalized software.................   (28,000)       (35,000)
           Increase in valuation allowance......  (481,000)       (64,000)
                                                ----------       --------
           Provision for income taxes...........$        0      $       0
                                                ==========      =========

                             OBJECTSOFT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS




(NOTE H) - INCOME TAXES: (CONTINUED)
-----------------------

           The difference between the statutory federal income tax rate on the Company's net loss and the Company's effective income tax rate for each of the year ended December 31, 1996 and 1995, respectively, is summarized as follows:

                                                              December 31,
                                                              ------------
                                                            1996       1995
                                                            ----       ----

           Statutory federal income tax rate.............   34.0%      34.0%
           Increase in valuation allowance...............  (38.8)     (39.2)
           Research and development credit...............    0.9        7.3
           Miscellaneous.................................    3.9       (2.1)
                                                          -------   -------
           Effective income tax rate.....................    0.0%      0.0%
                                                          =======   =======


(NOTE I) - EMPLOYEE BENEFIT PLAN:
--------------------------------

           The Company maintains a noncontributory Employee Savings Plan, in accordance with the provisions of Section 401 of the Internal Revenue Code. Pursuant to the terms of the plan, participants can defer a portion of their income through contributions to the Plan.


(NOTE J) - FINANCIAL INSTRUMENTS, REVENUES AND OTHER MATTERS:
------------------------------------------------------------

      [1]   Cash:

            Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash. The Company maintains its cash in a highly rated financial institution. At December 31, 1996, the Company had bank deposits exceeding Federally insured limits by approximately $4,000,000.

      [2]   Revenues:

            For the years ended  December 31, 1996 and  December  31,  1995,  71 percent and 48 percent, respectively, of revenues were derived from two customers.

      [3]   Microsoft Corporation:

            The Company's software is generally based upon Microsoft Windows technology. Additionally, it has established a strategic relationship with Microsoft that management believes is important to its sales, marketing and support and product development activities. Accordingly, any change in this relationship or any factor adversely affecting the demand for, or the use of, Microsoft's Windows operating system could have a negative impact on demand for the Company's products and services. Additionally, changes to the underlying components of the Windows operating system would require changes to the Company's products and could result in the loss of sales if the Company did not implement changes in a timely manner.

                             OBJECTSOFT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

(NOTE K) - COMMITMENTS:
----------------------

      [1]   Lease income:

            In 1995, the Company entered into an agreement with the City of New York ("New York") whereby the Company would develop custom software and upon final acceptance of the software by New York, the Company will initially lease five kiosks, hardware and software to New York for one year, renewable by New York for two successive one year terms. The annual rental aggregates $361,080. Additionally, the Company can earn fees based upon the number of transactions effectuated in the kiosks. The remaining rent receivable at December 31, 1996 under this agreement is $210,630.

      [2]   Lease:

            The Company leases office space and equipment under operating leases with an initial or remaining term of more than one year expiring through 2003.

           Year Ending
           December 31,                                        Amount
           ------------                                        ------

           1997..........................................    $ 58,008
           1998..........................................      77,822
           1999..........................................      80,494
           2000..........................................      84,787
           2001..........................................      89,080
           Thereafter....................................     116,984
                                                             --------

                T o t a l................................    $507,175
                                                             ========


            Rent expense approximated $62,500 and $18,300, for the years ended December 31, 1996 and December 31, 1995, respectively.

      [3]   Employment agreements:

            The Company entered into employment agreements with two key executives expiring in December 2001. Under the terms of the agreements, the aggregate initial annual compensation is $208,000 per executive. Additionally, the agreements include provisions for bonuses (aggregating the sum of 5 percent of earnings before depreciation, interest, taxes and amortization and other amounts, if any, to be determined by the board of directors), increases in compensation and severance payment based upon certain events.


(NOTE L) - SUBSEQUENT EVENT:
---------------------------

      In January 1997, with the approval of the board of directors, the Company loaned $440,000 to the Company's chairman of the board. The loan which is unsecured, bears interest at 8% per annum and is due in November 1997. The chairman of the board used the proceeds for a block purchase of 80,000 shares of the Company's common stock from the market maker, who was also the underwriter of the Company's IPO, in an open market transaction.

                             OBJECTSOFT CORPORATION

         CONDENSED BALANCE SHEETS -- JUNE 30, 1997 AND DECEMBER 31, 1996
                                   (UNAUDITED)



                                                                  June 30,     December 31,
                                                                    1997           1996
                                                                -----------    -----------
                                     ASSETS
Current assets:
   Cash and cash equivalents ................................   $    16,020    $ 4,039,358
   Marketable securities ....................................     2,123,982
   Accounts receivable ......................................       201,769          5,900
   Notes and loan receivable- officer shareholder ...........       440,000
   Loan receivable - InteractiVisions, Inc. .................       100,000
   Prepaid expenses and other current assets ................       144,074        180,463
                                                                -----------    -----------
   Total current assets .....................................     3,025,845      4,225,721
Equipment, at cost, net of accumulated depreciation .........       449,219        457,848
Capitalized software ........................................       128,134        168,118
Other assets ................................................       100,685        130,474
                                                                -----------    -----------
TOTAL .......................................................   $ 3,703,883    $ 4,982,161
                                                                ===========    ===========

                                  LIABILITIES
Current liabilities
   Current portion of obligations under capitalized leases ..   $    46,779    $    45,740
   Accounts payable .........................................       131,228         57,309
   Accrued liabilities ......................................        87,171        101,872
   Other current liabilities ................................        12,981          9,785
                                                                -----------    -----------
Total current liabilities ...................................       278,159        214,706
                                                                -----------    -----------

Obligations under capitalized leases ........................        14,008         38,335
                                                                -----------    -----------

                              STOCKHOLDERS' EQUITY
Common Stock, $.0001 par value; authorized 20,000,000 shares;
   issued and outstanding 4,081,676 shares as of June 30,
   1997 and 4,022,676 of December 31, 1996 ..................           408            402
Additional paid-in capital ..................................     6,941,862      6,878,868
Accumulated deficit .........................................    (3,530,554)    (2,150,150)
                                                                -----------    -----------

   Total stockholders' equity ...............................     3,411,716      4,729,120
                                                                -----------    -----------

T O T A L ...................................................   $ 3,703,883    $ 4,982,161
                                                                ===========    ===========

                             OBJECTSOFT CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS AND THE SIX MONTHS ENDED
                         JUNE 30, 1997 AND JUNE 30, 1996
                                   (UNAUDITED)

                                     Three Months Ended           Six Months Ended
                                 --------------------------    --------------------------
                                   June 30        June 30        June 30        June 30
                                    1997           1996           1997           1996
                                 -----------    -----------    -----------    -----------
Revenues:
    Consulting ...............   $    61,872    $   166,069    $   109,401    $   258,000
    Development and training .          --           14,556           --           37,954
    Rental income ............        90,270           --          180,540           --
    Investment income ........        48,546           --           84,672           --
                                 -----------    -----------    -----------    -----------

   Total revenues ............       200,688        180,625        374,613        295,954
                                 -----------    -----------    -----------    -----------

Expenses:
    Cost of Services .........       170,343        138,247        396,481        173,467
    Research and development .       188,993           --          287,608           --
    General and administrative       495,883        186,628        913,960        332,413
    Interest expense .........         3,248         90,346          6,968         90,796
    Provision for loss on loan
      receivable .............       150,000           --          150,000           --
                                 -----------    -----------    -----------    -----------

   Total expenses ............     1,008,467        415,221      1,755,017        596,676
                                 -----------    -----------    -----------    -----------

NET (LOSS) ...................   ($  807,779)   ($  234,596)   ($1,380,404)   ($  300,722)
                                 -----------    -----------    -----------    -----------

NET (LOSS) PER SHARE .........   ($     0.20)   ($     0.08)   ($     0.34)   ($     0.11)
                                 ===========    ===========    ===========    ===========

WEIGHTED AVERAGE
  NUMBER OF SHARES
   OUTSTANDING ...............     4,065,632      2,800,734      4,050,952      2,800,734
                                 ===========    ===========    ===========    ===========

                             OBJECTSOFT CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996 - (UNAUDITED)

                                                                            1997                1996
                                                                         -----------         -----------
Cash flows from operating activities:
Net (loss)                                                                (1,380,404)        ($  300,722)
Adjustments to reconcile net loss to net cash (used in) operating activities:
    Depreciation and amortization                                            159,665              52,719
    Amortization of discount on note payable                                    --                77,263
    Provision for doubtful accounts                                             --                 9,000
    Provision for loss on loan receivable                                    150,000                --
    Stock options issued for services rendered                                 4,000               4,000
    Changes in operating assets and liabilities:
    (Increase) in accounts receivable                                       (195,869)           (137,795)
    Decrease in prepaid expenses and other current assets                     36,389              14,159
    (Increase) decrease in other assets                                       29,789              (8,961)
    Increase in accounts payable                                              73,919              92,680
    (Decrease) in accrued expenses and other liabilities                     (11,505)            (28,914)
    (Decrease) in accrued officer compensation                                  --              (200,000)
                                                                         -----------         -----------
Net cash used in operating activities                                     (1,134,016)           (426,571)
                                                                         -----------         -----------

Cash flow from investing activities:
Capital expenditures                                                         (83,890)           (126,258)
Capitalized software and courseware                                          (27,162)           (109,684)
Investment in marketable securities                                       (2,123,982)               --
Loan receivable Interactivisions, Inc.                                      (250,000)               --
Increase in notes receivable officer shareholder                            (440,000)               --
                                                                         -----------         -----------
Net cash (used in) investing activities                                   (2,925,034)           (235,942)
                                                                         -----------         -----------

Cash flow from financing activities
Proceeds from note payable                                                      --               981,475
Dividends                                                                       --                (3,125)
Deferred offering costs                                                         --               (74,036)
Proceeds from issuance of warrants                                              --               123,525
Proceeds from exercise of warrants and issuance of 59,000 shares              59,000                --
Principal payments on obligations under  capital leases                      (23,288)             (5,262)
                                                                         -----------         -----------

Net cash provided by financing activities                                     35,712           1,022,577
                                                                         -----------         -----------
NET INCREASE (DECREASE) IN CASH                                           (4,023,338)            360,064
Cash, beginning of period                                                  4,039,358              63,995
                                                                         -----------         -----------
Cash, end of period                                                      $    16,020         $   424,059
                                                                         ===========         ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Interest expense paid                                                    $     3,248         $     1,512
                                                                         ===========         ===========

                             OBJECTSOFT CORPORATION
               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)


NOTE A -- BASIS OF PRESENTATION

      The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, the instructions to Form 10-QSB and item 310(b) of Regulation SB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. For further information, refer to the Financial Statements and footnotes thereto included in the Company's Registration Statement and Prospectus and Form 10-KSB (for the year ended December 31, 1996) as filed with the Securities and Exchange Commission.

NOTE B -- LOSS PER SHARE

      The loss per share amounts in the statement of operations have been computed in accordance with a Staff Accounting Bulletin (SAB) of the Securities and Exchange Commission. According to the SAB, common stock and common warrants issued are to be treated as common stock equivalents outstanding for all periods presented if such common stock was issued or such common stock warrants may be exercised, at a price substantially below the public offering price. Net loss per share was computed based on the weighted average number of shares of common stock outstanding during the period and the net loss for the period ending March 31, 1996 was increased by dividends accruing on the cumulative preferred stock. Prior to November 13, 1996, certain shares of common stock and common stock equivalents were issued and in accordance with certain rules of the Securities and Exchange Commission all such shares of common stock and common stock equivalents were considered outstanding through June 30, 1996. Fully diluted net loss share is not shown since it would be anti-dilutive.

NOTE C -- NOTES AND LOAN RECEIVABLE OFFICER SHAREHOLDER

      In January 1997, with the approval of the board of directors, the Company loaned $440,000 to the Company's chairman of the board. The loan which is unsecured, bears interest at 8% per annum and is due in November 1997. The chairman of the board used the proceeds for a block purchase of 80,000 shares of the Company's common stock from the market maker, who was also the underwriter of the Company's IPO, in an open market transaction. In February 1997, the Company loaned the chairman of the board an additional $197,500 under similar terms. The latter loan was repaid in June, 1997.